EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

PLX PHARMA INC.

and

DIPEXIUM PHARMACEUTICALS, INC.

and

DIPEXIUM ACQUISITION CORP.

December 22, 2016

	ARTICLE VI ACQUISITION PROPOSALS

6.1	DPRX Non-Solicitation	71
6.2	DPRX Superior Proposal or Intervening Event	72
6.3	Securities Law Compliance	72
6.4	PLx Non-Solicitation	73

	ARTICLE VII TERMINATION

7.1	Termination	73
7.2	Termination Fee	75

	ARTICLE VIII CONDITIONS PRECEDENT

8.1	Mutual Conditions Precedent	75
8.2	Additional Conditions Precedent to the Obligations of DPRX	76
8.3	Additional Conditions Precedent to the Obligations of PLx	77
8.4	Notice and Cure Provisions	78

	ARTICLE IX GENERAL

9.1	Notices	78
9.2	Expenses	79
9.3	No Assignment	79
9.4	Benefit of Agreement	79
9.5	Public Announcements	80
9.6	Governing Law; Attornment; Service of Process; Waiver of Jury	80
9.7	Entire Agreement	81
9.8	Third Party Beneficiaries	81
9.9	Amendment	81
9.10	Waiver and Modifications	81
9.11	Severability	81
9.12	Further Assurances	82
9.13	Injunctive Relief	82
9.14	Counterparts	82

Schedule I — List of PLx and DPRX executive officers, directors and holders of PLx Shares and DPRX Shares signing PLx Lock-Up Agreement and DPRX Lock-Up Agreement

Schedule 5.10 — Officers of DPRX after the Merger Effective Time

Exhibit A —Form of DPRX Voting Agreement

Exhibit B —Form of PLx Voting Agreement

Exhibit C — Form of PLx Lock-Up Agreement

Exhibit D — Form of DPRX Lock-Up Agreement

Exhibit E — Form of Promissory Note

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT is made as of December 22, 2016, among PLx Pharma Inc. a corporation incorporated under the laws of the State of Delaware (“PLx”), Dipexium Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (“DPRX”), and Dipexium Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of DPRX (“AcquireCo”).

WHEREAS, the Parties intend that AcquireCo be merged with and into PLx with PLx surviving such merger on the terms and conditions of this Agreement (the “Merger”) whereby the stockholders of PLx will receive DPRX Shares (as defined herein) in exchange for their PLx Shares (as defined herein);

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that DPRX, PLx and AcquireCo will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the board of directors of DPRX (i) has determined that the Merger is fair to, and in the best interests of, DPRX and its stockholders, (ii) has approved, adopted and declared advisable this Agreement, the Merger, the issuance of DPRX Shares to the stockholders of PLx pursuant to the terms of this Agreement, the change of control of DPRX, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of DPRX vote to approve the DPRX Stockholder Resolution (as defined herein);

WHEREAS, the board of directors of AcquireCo (i) has determined that the Merger is fair to, and in the best interests of, AcquireCo and its sole stockholder, (ii) has approved, adopted and declared advisable this Agreement, the Merger, and the other actions contemplated by this Agreement and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement;

WHEREAS, the board of directors of PLx (i) has determined that the Merger is fair to, and in the best interests of, PLx and its stockholders, (ii) has approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of PLx vote to approve the Merger;

WHEREAS, in order to induce PLx to enter into this Agreement and to cause the Merger to be consummated, certain directors, officers and stockholders of DPRX (collectively, the “DPRX Specified Stockholders”) intend to enter into voting agreements, in substantially the form attached hereto as Exhibit A, concurrently with the execution of this Agreement, providing that, among other things, the DPRX Specified Stockholders will support the DPRX Stockholder Resolution and the other transactions contemplated by this Agreement (the “DPRX Voting Agreements”).

WHEREAS, in order to induce DPRX and AcquireCo to enter into this Agreement and to cause the Merger to be consummated, the directors, officers and certain stockholders of PLx (collectively, the “PLx Specified Stockholders”) intend to enter into voting agreements, in substantially the form attached hereto as Exhibit B, concurrently with the execution of this Agreement, providing that, among other things, the PLx Specified Stockholders will support the Merger and the other transactions contemplated by this Agreement (the “PLx Voting Agreements” and, together with the DPRX Voting Agreements, the “Voting Agreements”)).

WHEREAS, in order to induce DPRX and AcquireCo to cause the Merger to be consummated, each of PLx’s executive officers, directors and holders of PLx Shares listed on Schedule I will execute lock-up agreements in favor of DPRX prior to the Closing relating to sales and certain other dispositions of DPRX Shares or certain other securities in substantially the form attached hereto as Exhibit C (the “PLx Lock-up Agreements”).

WHEREAS, in order to induce PLx to cause the Merger to be consummated, the individuals listed on Schedule I will execute lock-up agreements in favor of PLx prior to the Closing relating to sales and certain other dispositions of PLx Shares or certain other securities in substantially the form attached hereto as Exhibit D (the “DPRX Lock-up Agreements”).

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
INTERPRETATION

1.1          Definitions.  In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“AcquireCo” shall have the meaning ascribed to it in the Recitals.

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

“Agreement” means this agreement and plan of merger and reorganization (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in New York, New York are closed for business.

“Certificate” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“Certificate of Merger” means the certificate of merger relating to the Merger.

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Closing Date” shall have the meaning ascribed to it in Section 2.2.

“Code” shall have the meaning ascribed to it in the Recitals.

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation

(whether written or oral) to which DPRX or any of its Subsidiaries, on the one hand, or PLx or any PLx Subsidiary, on the other hand, is a party or by which DPRX or any of its Subsidiaries, on the one hand, or PLx or any of its Subsidiaries, on the other hand, is bound or affected or to which any of their respective properties or assets is subject.

“DGCL” means the General Corporation Law of the State of Delaware.

“DPRX” shall have the meaning ascribed to it in the Recitals.

“DPRX Acquisition Agreement” shall have the meaning ascribed to it in Section 6.1(a)(iv).

“DPRX Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(a)           the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any DPRX Shares or other voting securities of DPRX or any of its Subsidiaries representing 20% or more of the outstanding voting securities of DPRX or such Subsidiary; or

(b)           the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of DPRX and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of DPRX) which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of DPRX and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of DPRX most recently filed prior to such time as part of the DPRX Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c)           a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving DPRX or any of its Subsidiaries whether in a single transaction or a series of related transactions (i) in which DPRX (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of DPRX (or its Subsidiaries), or (iii) in which DPRX (or its Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such entity (other than as contemplated under this Agreement), in each case excluding the Transaction and excluding any transaction between only DPRX and/or one or more of its Subsidiaries.

“DPRX Annual Financial Statements” means the audited consolidated financial statements of DPRX as of and for the years ending December 31, 2015 and 2014, together with the notes thereto.

“DPRX Board of Directors” means the board of directors of DPRX.

“DPRX Change of Recommendation” means any of the following:

(a)           the DPRX Board of Directors fails to publicly make the DPRX Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to PLx its approval of the Merger or the DPRX Recommendation;

(b)           PLx requests in writing that the DPRX Board of Directors publicly reaffirm the DPRX Recommendation and/or publicly reject any DPRX Acquisition Proposal and the DPRX Board of Directors, in each case, shall not have done so within five Business Days following receipt of such request;

(c)           the DPRX Board of Directors accepts, approves, endorses or recommends any DPRX Acquisition Proposal;

(d)           DPRX enters into a DPRX Acquisition Agreement related to, or that is intended to or is reasonably expected to lead to, any DPRX Acquisition Proposal; or

(e)           DPRX or the DPRX Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any DPRX Acquisition Proposal until five Business Days following the public announcement of such DPRX Acquisition Proposal shall not be considered a DPRX Change of Recommendation (it being further understood that after five Business Days following the public announcement of such DPRX Acquisition Proposal, continuing to take no position or a neutral position will be deemed to be a DPRX Change of Recommendation).

“DPRX Charter Amendments” means amendments to the Certificate of Incorporation of DPRX that (a) increase the number of authorized DPRX Shares in a manner sufficient to allow for the issuance of all DPRX Shares issuable (i) as Merger Consideration, and (ii) upon exercise of the Replacement PLx Options, (b) changes the name of DPRX to “PLx Pharma Inc.”, and (c) if deemed reasonably necessary by PLx, effect the Reverse Stock Split.

“DPRX Closing Cash” means, as of the Closing Date (a) the total cash, cash equivalents and short-term investments of DPRX, plus (b) security deposits of DPRX of up to $56,630, plus (c) provided that it is paid in accordance with Section 5.5, the Loan Amount, plus (d) up to $350,000 in documented legal fees, accounting fees, NASDAQ listing fees, and printing costs paid or payable by DPRX in connection with the Transaction.

“DPRX Closing Cash Schedule” shall have the meaning ascribed to that term in Section 2.5.

“DPRX Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by DPRX and delivered to PLx concurrently with the execution of this Agreement.

“DPRX Employment Agreement” shall have the meaning ascribed to it in Section 3.1(q)(i).

“DPRX Fairness Opinion” means the opinion of DPRX’s financial advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications and limitations set forth therein, the Equity Exchange Ratio is fair, from a financial point of view, to DPRX.

“DPRX Financial Statements” means the DPRX Annual Financial Statements and the DPRX Interim Financial Statements.

“DPRX Indemnified Party” shall have the meaning ascribed to that term in Section 5.6(a).

“DPRX Intellectual Property” shall have the meaning ascribed to that term in Section 3.1(s)(i).

“DPRX Interim Financial Statements” means the unaudited interim consolidated financial statements of DPRX for the nine months ended September 30, 2016, together with the notes thereto.

“DPRX Lock-up Agreements” shall have the meaning ascribed to it in the Recitals.

“DPRX Material Contract” shall have the meaning ascribed to that term in Section 3.1(o)(i).

“DPRX Meeting” means the special meeting of the DPRX Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of considering and approving the DPRX Stockholder Resolution.

“DPRX Option” means an option to purchase DPRX Shares granted under the DPRX Stock Plan.

“DPRX Parties” means collectively DPRX and AcquireCo and “DPRX Party” means either of them.

“DPRX Percentage” means (A) 23.25%, if DPRX Closing Cash is at least $12,500,000, and (B) 22.5% if DPRX Closing Cash is at least $12,000,000 but less than $12,500,000.  For purposes of the definition of “Merger Shares,” the “DPRX Percentage” shall be expressed as (i) 0.2325 in the case of clause (A) of this definition of “DPRX Percentage” or (ii) 0.225 in the case of clause (B) of this definition of “DPRX Percentage.”

“DPRX Plan” shall have the meaning ascribed to that term in Section 3.1(r)(i).

“DPRX Product” shall have the meaning ascribed to it in Section 3.1(t)(viii).

“DPRX Public Disclosure Record” means all documents filed by or on behalf of DPRX on EDGAR since December 31, 2013.

“DPRX Recommendation” means the recommendation of the DPRX Board of Directors that the DPRX Stockholders vote in favor of the DPRX Stockholder Resolution.

“DPRX Senior Management” means the individuals set forth in Section 1.4 of the DPRX Disclosure Letter.

“DPRX Shares” means the shares of common stock, par value $0.001 per share, of DPRX.

“DPRX Specified Stockholders” shall have the meaning ascribed to it in the Recitals.

“DPRX Stockholder” means a holder of one or more DPRX Shares.

“DPRX Stockholder Approval” means the affirmative vote of a majority of the votes cast on the DPRX Stockholder Resolution by the DPRX Stockholders present in person or represented by proxy at the DPRX Meeting.

“DPRX Stockholder Resolution” means the resolution of DPRX Stockholders approving (i) the relevant provisions of the DPRX Charter Amendments that require DPRX Stockholder Approval, and (ii) the issuance of DPRX Shares pursuant to the Merger to be considered and, if thought fit, passed with or without variation at the DPRX Meeting.

“DPRX Stock Plan” means the DPRX 2013 Equity Incentive Plan as amended.

“DPRX Subsidiary” means a Subsidiary of DPRX.

“DPRX Superior Proposal” means an unsolicited bona fide written DPRX Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “DPRX Acquisition Proposal” as it relates to securities of DPRX shall be changed to “100%” and references to “20%”, as regards the assets of DPRX, shall be changed to “all or substantially all”) made by a Person or Persons acting jointly or in concert (other than PLx and any of its Affiliates) and which, or in respect of which:

(a)           the DPRX Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)            would, if consummated taking into account all of the terms and conditions of such DPRX Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to the DPRX Stockholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by PLx pursuant to Section 6.2);

(ii)           is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such DPRX Acquisition Proposal and the Person or Persons making such DPRX Acquisition Proposal; and

(iii)          that funds, securities or other consideration necessary for the DPRX Acquisition Proposal are or are reasonably likely to be available; and

(b)           in the case of a DPRX Acquisition Proposal involving the DPRX Shares, is made available to all of the DPRX Stockholders on the same terms and conditions.

“DPRX Termination Fee” shall have the meaning ascribed to it in Section 7.2(a).

“DPRX Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b).

“DPRX Warrant” means a warrant to purchase DPRX Shares.

“DPRX Voting Agreements” shall have the meaning ascribed to it in the Recitals.

“EDGAR” means the Electronic Data-Gathering, Analysis and Retrieval system maintained by the SEC.

“Equity Exchange Ratio” shall equal the quotient obtained by dividing (A) the Merger Shares by (B) the Outstanding PLx Shares.

“ERISA” shall have the meaning ascribed to it in Section 3.1(r)(vi).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Agent” shall have the meaning ascribed to it in Section 2.1(g)(i).

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDA Regulations” shall have the meaning ascribed to it in Section 3.1(t)(iii).

“FDCA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Form S-4” shall have the meaning ascribed to it in Section 2.3(a).

“Form S-8” shall have the meaning ascribed to it in Section 2.3(i).

“Fraud Policy” shall have the meaning ascribed to it in Section 3.1(t)(iv).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including NASDAQ or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.6(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

“Intervening Event” means any event, change, effect, development, condition or occurrence that (a) does not relate to any DPRX Acquisition Proposal and (b) is not known and was not reasonably foreseeable to the DPRX Board of Directors as of the date hereof.

“Joint Proxy Statement” shall have the meaning ascribed to it in Section 2.3(a).

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, bylaws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Loan Amount” shall have the meaning ascribed to it in Section 5.5.

“Material Adverse Effect”, when used in connection with PLx or DPRX, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its Subsidiaries, taken as a whole or (ii) the ability of PLx, DPRX or either Party’s Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the Transaction; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)           changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b)           changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)           any natural disaster;

(d)           changes or developments in or relating to currency exchange or interest rates;

(e)           changes or developments affecting the pharmaceutical industry in general;

(f)            any change in applicable Laws (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP;

(g)           except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), the announcement of the execution of this Agreement or the Transaction;

(h)           any actions taken (or omitted to be taken) by DPRX or PLx upon the express written request of the other;

(i)            with respect to DPRX, any of the matters described on Section 1.1 of the DPRX Disclosure Letter;

(j)                                    (A) any changes in the share price or trading volume of DPRX Shares or the credit rating or in any analyst’s recommendation with respect to DPRX, or (B) any failure of DPRX to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); or

(k)                                 with respect to PLx, any of the matters described on Section 1.1 of the PLx Disclosure Letter.

“Merger” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“Merger Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(b) and the DGCL.

“Merger Shares” means the total number of DPRX shares to be issued in the Merger to PLx Stockholders pursuant to Section 2.1(f)(iii), determined as follows: (A) the quotient of (i) the Outstanding DPRX Shares divided by (ii) the DPRX Percentage, minus (B) the Outstanding DPRX Shares.

“NASDAQ” means the NASDAQ Capital Market.

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of November 10, 2016 between DPRX and PLx, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Orphan Act” shall have the meaning ascribed to it in Section 3.1(t)(i).

“Outside Date” means April 30, 2017, or such later date as may be (i) established pursuant to Section 7.1(b)(1), or (ii) otherwise agreed to in writing by the Parties.

“Outstanding DPRX Shares” means the total number of DPRX Shares issued and outstanding immediately prior to the Merger Effective Time.

“Outstanding PLx Shares” shall mean the total number of PLx Shares issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, shall include all PLx Shares issued immediately prior to the Merger Effective Time upon the conversion of PLx Convertible Notes).

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for DPRX or any of its Subsidiaries, or PLx or any of its Subsidiaries, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) licenses of non-material Intellectual Property in the ordinary course of business; (vii) any purchase money security interests, equipment leases or similar financing arrangements; (viii) any Liens which are disclosed on the most recent consolidated balance sheet of DPRX or PLx, as applicable, or the notes thereto; and (ix) any Liens that are not material to DPRX, its Subsidiaries or their businesses, taken as a whole or PLx, its Subsidiaries or their businesses, taken as a whole, as applicable.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“PHSA” shall have the meaning ascribed to it in Section 3.1(t)(i).

“PLx” shall have the meaning ascribed to it in the Recitals.

“PLx Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

(a)                                 the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any PLx Shares or other voting securities of PLx or any of its Subsidiaries representing 20% or more of the outstanding voting securities of PLx or such Subsidiary; or

(b)                                 the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of PLx and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of PLx) which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of PLx and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of PLx most recently filed prior to such time) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c)                                  a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving PLx or any of its Subsidiaries whether in a single transaction or a series of related transactions (i) in which

PLx (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of PLx (or its Subsidiaries), or (iii) in which PLx (or its Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such entity (other than as contemplated under this Agreement), in each case excluding the Transaction and excluding any transaction between only PLx and/or one or more of its Subsidiaries.

“PLx Annual Financial Statements” means the audited consolidated financial statements of PLx as of and for the years ending December 31, 2015 and 2014, together with the notes thereto.

“PLx Board of Directors” means the board of directors of PLx.

“PLx Convertible Notes” means those certain convertible promissory notes issued by PLx prior to the Closing Date and convertible into an aggregate maximum of 405,000 PLx Shares.

“PLx Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by PLx and delivered to DPRX prior to the execution of this Agreement.

“PLx Employment Agreement” shall have the meaning ascribed to it in Section 3.2(q)(i).

“PLx Fairness Opinion” means the opinion of PLx’s financial advisors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Equity Exchange Ratio was fair, from a financial point of view, to the PLx Stockholders.

“PLx Financial Statements” means PLx Annual Financial Statements and PLx Interim Financial Statements.

“PLx Indemnified Party” shall have the meaning ascribed to that term in Section 5.6(a).

“PLx Interim Financial Statements” means the unaudited consolidated financial statement as of and for the nine months ended September 30, 2016, together with the notes thereto.

“PLx Lock-up Agreements” shall have the meaning ascribed to it in the Recitals.

“PLx Material Contracts” shall have the meaning ascribed to that term in Section 3.2(o)(i).

“PLx Meeting” means the special meeting of PLx Stockholders, including any adjournment or postponement thereof to be called and held in accordance with this Agreement for the purpose of obtaining the PLx Stockholder Approval.

“PLx Option” means an option issued by PLx to purchase PLx Shares.

“PLx Product” shall have the meaning ascribed to it in Section 3.2(r)(viii).

“PLx Recommendation” means the recommendation of the PLx Board of Directors that PLx Stockholders adopt this Agreement.

“PLx Senior Management” means the individuals set forth in Section 1.4 of the PLx Disclosure Letter.

“PLx Share” means a share of common stock, par value $0.001 per share, of PLx.

“PLx Specified Stockholders” shall have the meaning ascribed to it in the Recitals.

“PLx Stock Plan” means the 2015 Omnibus Incentive Plan of PLx, as amended.

“PLx Stockholder” means a holder of one or more PLx Shares.

“PLx Stockholder Approval” means adoption of this Agreement by affirmative vote or consent of PLx Stockholders holding a majority of the outstanding shares of PLx Shares.

“PLx Subsidiary” means a Subsidiary of PLx.

“PLx Voting Agreements” shall have the meaning ascribed to it in the Recitals.

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Regulatory Authority” means the FDA and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including but not limited to human drugs, biologics, and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of DPRX or PLx and their respective Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law.

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Replacement PLx Options” means the options to acquire DPRX Shares to be issued in exchange for PLx Options pursuant to this Agreement.

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel,

accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Restraint” shall have the meaning ascribed to it in Section 5.2(e).

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Code or any foreign country or political subdivision thereof in which the relevant Person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of any state or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such Person pursuant to which it is liable or required to pay or remit Taxes (including any schedules or attachments thereto or amendments thereof).

“Reverse Stock Split” means a reverse stock split of the DPRX Shares in connection with the Merger.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the United States Securities Act of 1933.

“Social Security Act” shall have the meaning ascribed to it in Section 3.1(t)(vii).

“Subsidiary” means, with respect to a specified entity, any:

(a)                                 corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)                                 partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)                                  Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

“Surviving Company” shall have the meaning ascribed to it in Section 2.1(b).

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof; (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (iii) any liability for any of the foregoing of a transferee, successor, guarantor, or by contract, or by operation of law, as a result of being a member of a consolidated, combined or unitary tax group.

“Transaction” means, collectively, all the transactions contemplated by this Agreement, including the Merger.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the Securities Act, the Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

“Voting Agreement” shall have the meaning ascribed to it in the Recitals.

1.2                               Currency.  Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.3                               Interpretation Not Affected by Headings.  The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.4                               Knowledge and Disclosure.  Any reference in this Agreement to the “knowledge” or the “awareness” of DPRX means to the actual knowledge of the DPRX Senior Management, in their capacities as officers or directors of DPRX and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of PLx means to the actual knowledge of PLx Senior Management, in their capacities as officers or directors of PLx and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

ARTICLE II
THE MERGER

2.1                               The Merger.

(a)                                 DPRX, AcquireCo and PLx agree that the Merger shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement.

(b)                                 On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, AcquireCo shall be merged with and into PLx. At the Merger Effective Time, the separate corporate existence of AcquireCo shall cease and PLx shall continue as the surviving company in the Merger (the “Surviving Company”).

(c)                                  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as DPRX and PLx shall agree and specify in the Certificate of Merger. At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(d)                                 The certificate of incorporation of AcquireCo, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The certificate of incorporation of DPRX, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of DPRX until thereafter changed or amended as provided therein or by applicable Law; provided, however, that at the Merger Effective Time, DPRX shall file an amendment to its certificate of incorporation to change the name of DPRX to “PLx Pharma Inc.” The bylaws of AcquireCo, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(e)                                  The directors and officers of the Surviving Company upon completion of the Merger shall be as set forth in Section 5.10.

(f)                                   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)                                     Each share of common stock of AcquireCo issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and non-assessable share of common stock of the Surviving Company.

(ii)                                  Each PLx Share that is owned by PLx as treasury stock and each PLx Share that is owned by PLx or any of its Subsidiaries immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)                               Subject to Section 2.1(g), each PLx Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive such number of DPRX Shares as is equal to the Equity Exchange Ratio and cash in lieu of any fractional shares of DPRX Shares to be issued or paid in consideration therefor (the “Merger Consideration”) from DPRX, on behalf of AcquireCo. All such PLx Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such PLx Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Merger Effective Time, the outstanding DPRX Shares or PLx Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of DPRX Shares or PLx Shares, as the case may be, will be appropriately adjusted to provide to PLx and the holders of PLx Shares the same economic effect as contemplated by this Agreement prior to such event.

(g)                                  The exchange of Certificates shall be effected as follows:

(i)                                     Prior to the Merger Effective Time, DPRX shall appoint a bank or trust company reasonably acceptable to PLx to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, DPRX shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II through the Exchange Agent, on behalf of itself, certificates representing the DPRX Shares to be delivered as Merger Consideration (or, if uncertificated DPRX Shares will be delivered, DPRX shall make appropriate alternative arrangements) and cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.1(m).

(ii)                                  As promptly as reasonably practicable after the Merger Effective Time (and in any event within four Business Days after the Merger Effective Time), DPRX shall cause the Exchange Agent to mail to each holder of record of PLx Shares a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as PLx may specify acting reasonably, and shall be prepared prior to the Closing, together with instructions thereto.

(iii)                               Upon (i) in the case of PLx Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of PLx Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the DPRX Shares into which such PLx Shares have been converted pursuant to

Section 2.1(f) (and cash in lieu of any fractional DPRX Share pursuant to Section 2.1(m)). In the event of a transfer of ownership of PLx Shares that is not registered in the transfer records of PLx, the DPRX Shares may be delivered to a transferee if the Certificate representing such PLx Share (or, if such PLx Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g), each PLx Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of PLx Shares are entitled to receive in respect of such shares pursuant to Section 2.1(f) (and cash in lieu of any fractional DPRX Share pursuant to Section 2.1(m)).

(iv)                              The DPRX Shares delivered and credited as fully paid in accordance with the terms of this ARTICLE II upon conversion of any PLx Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such PLx Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of PLx Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing PLx Shares (or PLx Shares held in book-entry form) are presented to DPRX or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(v)                                 Any portion of the Merger Consideration that remains undistributed to the holders of PLx Shares for one year after the Merger Effective Time shall be delivered to DPRX or its designee, and any holder of PLx Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to DPRX for its claim for DPRX Shares.

(vi)                              None of PLx, DPRX, AcquireCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)                                 Each of DPRX and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of PLx Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of PLx Shares in respect of which such deduction or withholding was made.

(i)                                     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DPRX, the posting by such Person of a bond, in such reasonable and customary amount as DPRX may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(j)                                    As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the PLx Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions (including obtaining any required consents and making any required amendments to the PLx Stock Plan) as may be required to effect and/or procure the following:

(i)                                     Each PLx Option that as of the Merger Effective Time is outstanding, shall cease to represent an option or other right to acquire PLx Shares and shall be converted on substantially the same terms and conditions as were applicable under the PLx Option (including vesting conditions, but taking into account any changes thereto provided for in the PLx Stock Plan, in any applicable award agreement, in such option or deemed necessary to comply with applicable Laws (including appropriate adjustments to performance vesting metrics, as applicable)) as of the Merger Effective Time into a stock option to acquire a number of DPRX Shares (rounded up to the nearest whole share) equal to the product of (i) the total number of PLx Shares subject to such PLx Option immediately prior to the Merger Effective Time multiplied by (ii) the Equity Exchange Ratio, at an exercise price per DPRX Share (rounded up to the nearest whole cent) equal to (x) the exercise price per PLx Share applicable to such PLx Option immediately prior to the Merger Effective Time divided by (y) the Equity Exchange Ratio;

(k)                                 The treatment of PLx Stock Plan shall be as follows:

(i)                                     It is the intent of the Parties hereto that the treatment of PLx Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(ii)                                  DPRX shall, prior to Closing, take all corporate action reasonably necessary to reserve for issuance a sufficient number of DPRX Shares as is equal to the aggregate number of DPRX Shares issuable after the Merger Effective Time upon exercise of the Replacement PLx Options, including seeking the approval, adoption, and filing of the DPRX Charter Amendments.

(iii)                               As of the Merger Effective Time, DPRX will assume the PLx Stock Plan. As of the Merger Effective Time and assuming the approval, adoption and filing of the DPRX Charter Amendments, DPRX will be able to grant stock awards and options to purchase DPRX Shares, to the extent permissible by applicable Laws and NASDAQ regulations, under the terms of the PLx Stock Plan and issue the reserved but unissued PLx Shares (including shares subject to the unexercised or unissued portions of any PLx Options that expire, terminate or are canceled and shares subject to any PLx Option that are reacquired pursuant to the terms of the agreements under which such shares were issued that return to the PLx Stock Plan pursuant to their terms), except that (i) PLx Shares covered by such awards will be DPRX Shares and (ii) all references to a number of PLx Shares will be (A) changed to reference DPRX Shares and (B) converted to a number of DPRX Shares equal to the applicable number of PLx Shares multiplied by the Equity Exchange Ratio, rounded down to the nearest whole number of DPRX Shares. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time (subject to the approval, adoption and filing of the DPRX Charter Amendments), the board of directors of DPRX (or, if appropriate, any committee administering employee, individual consultant and director compensation plans) shall adopt such resolutions and take such other actions as may be reasonably required to assume the PLx Stock Plan or to adopt share plans having terms substantially identical to the PLx Stock Plan and covering the awards of DPRX Shares resulting from Section 2.1(j), subject to any adjustments that may be required by applicable Laws. The DPRX Stock Plan (and all DPRX securities issued thereunder) shall continue in full force and effect in accordance with their respective terms.

(l)                                     It is intended that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) this Agreement is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

(m)                             No fraction of a share of DPRX Shares will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. PLx Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of DPRX with respect to any such fraction of a share that would have otherwise been issued to such PLx Stockholder. Any PLx Stockholder who would otherwise be entitled to receive a fraction of a share of DPRX Shares (after aggregating all fractional shares of DPRX Shares issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale price of DPRX Shares as quoted on The NASDAQ Capital Market for the ten (10) consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement (as adjusted pursuant to Section 2.1(f)(iii) above).

(n)                                 For purposes of this Agreement, “Dissenting Shares” mean any PLx Shares outstanding immediately prior to the Merger Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Merger Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Merger Effective Time into the right to receive the merger consideration set forth in Section 2.1(f)(iii) hereof (if any). PLx will give DPRX prompt notice of any demands received by PLx for appraisal of PLx Shares, withdrawals of such demands, and any other instruments that relate to such demands received by PLx. DPRX and PLx shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Law. Neither DPRX nor PLx will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

2.2                               The Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Jackson Walker L.L.P., located at 2323 Ross Ave., Suite 600, Dallas, Texas 75201, at 11:00 a.m. CST (or such other time and place as DPRX and PLx may mutually agree in writing) on the date (the “Closing Date”) which shall be (i) the earlier of: (A) the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in ARTICLE VIII (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (B) the date that is the day prior to the Outside Date; provided that the conditions set forth in ARTICLE VIII have been satisfied or waived as of such date; or (ii) such date as mutually agreed in writing by PLx and DPRX. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE VIII, the Merger shall, from and after the Merger Effective Time, have all of the effects provided under applicable Laws.

2.3                               Preparation of Joint Proxy Statement and Registration Statements.

(a)                                 As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A)  the proxy statement relating to the matters to be submitted to the DPRX Stockholders at the DPRX Meeting, and (B) the proxy statement relating to the matters to be submitted to PLx Stockholders at the PLx Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of DPRX Shares in respect of the Merger (the “Form S-4”).

(b)                                 Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement, Form S-4 and other documents related to the DPRX Meeting or PLx Meeting, as applicable, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the DPRX Stockholders or PLx Stockholders, as applicable. Each Party will include in the Joint Proxy Statement, Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel, provided, however, that all information relating to PLx and its Subsidiaries included in the Joint Proxy Statement shall be in form and content satisfactory to PLx, acting reasonably, and all information relating to DPRX and its Subsidiaries included in the Joint Proxy Statement shall be in form and content satisfactory to DPRX, acting reasonably.

(c)                                  Each Party shall use all commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), the Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. As promptly as practicable after such clearance, DPRX and PLx shall, unless otherwise agreed to by the Parties, cause the Joint Proxy Statement and other documentation required in connection with the DPRX Meeting and the PLx Meeting to be sent contemporaneously to (x) in the case of DPRX, each DPRX Stockholder and (y) in the case of PLx, each PLx Stockholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.

(d)                                 Each Party shall use its commercially reasonable efforts to ensure that the Joint Proxy Statement complies in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such documents with the SEC.

(e)                                  DPRX shall advise PLx, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the DPRX Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Joint Proxy Statement or the Form S-4.

(f)                                   If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed by DPRX and PLx with the SEC (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the DPRX Stockholders and PLx Stockholders, as applicable.

(g)                                  The Joint Proxy Statement shall include:

(i)                                     unless DPRX shall have effected a DPRX Change of Recommendation in accordance with the terms of this Agreement, the DPRX Recommendation, a copy of the DPRX Fairness Opinion and the rationale for the DPRX Recommendation; and

(ii)                                  the PLx Recommendation and the rationale for the PLx Recommendation.

(h)                                 As promptly as practicable after the Closing Date, but in any event within 30 days thereafter, DPRX shall file with the SEC a registration statement on Form S-8 (or other applicable form) (the “Form S-8”) in order to register under the Securities Act the DPRX Shares to be issued, offered or sold, as applicable, from time to time after the Merger Effective Time upon exercise of the DPRX Options and Replacement PLx Options.

2.4                               Shareholder Meetings.

(a)                                 PLx shall duly take all lawful action to call, give notice of, convene and hold the PLx Meeting in accordance the governing documents of PLx and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining PLx Stockholder Approval as required by the DGCL and this Agreement.

(b)                                 DPRX shall duly take all lawful action to call, give notice of, convene and hold the DPRX Meeting in accordance the governing documents of DPRX and applicable Law, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the DPRX Stockholder Approval in accordance with the applicable Laws and this Agreement.

(c)                                  Subject to the terms of this Agreement, PLx shall use its commercially reasonable efforts to solicit from PLx Stockholders proxies in favor of the PLx Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and this Agreement by PLx Stockholders, and take all other actions reasonably requested by DPRX that are reasonably necessary to obtain PLx Stockholder Approval and permit DPRX to assist, and consult with DPRX and keep DPRX apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE VII, subject to Section 2.4(a) this Agreement shall be submitted to PLx Stockholders at the PLx Meeting for the purpose of obtaining PLx Stockholder Approval, and nothing contained herein shall be deemed to relieve PLx of such obligation.

(d)                                 Subject to the terms of this Agreement (including Section 6.2), DPRX shall use its commercially reasonable efforts to solicit from the DPRX Stockholders proxies in favor of the approval of the DPRX Stockholder Resolution, and cooperate with any Persons engaged by PLx, to solicit proxies in favor of the approval of the DPRX Stockholder Resolution and take all other actions that are reasonably necessary to obtain the DPRX Stockholder Approval and permit PLx to assist, and consult with PLx and keep PLx apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE VII, subject to Section 2.4(b), this Agreement shall be submitted to the DPRX Stockholders at the DPRX Meeting for the purpose of obtaining the DPRX Stockholder Approval, and nothing contained herein shall be deemed to relieve DPRX of such obligation.

(e)                                  Unless there has been a DPRX Change of Recommendation in accordance with Section 6.2, neither the DPRX Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to PLx), or propose publicly to withdraw (or modify in any manner adverse to PLx), the DPRX Recommendation.

(f)                                   Neither the PLx Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to DPRX), or propose publicly to withdraw (or modify in any manner adverse to DPRX), the PLx Recommendation.

(g)                                  PLx shall, prior to the PLx Meeting, keep DPRX reasonably informed of the number of proxy votes received in respect of matters to be acted upon at PLx Meeting, and in any event shall provide such number promptly upon the request of DPRX or its Representatives.

(h)                                 DPRX shall, prior to the DPRX Meeting, keep PLx reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the DPRX Meeting, and in any event shall provide such number promptly upon the request of PLx or its Representatives.

(i)                                     Subject to the terms of this Agreement, PLx shall use commercially reasonable efforts to ensure that the PLx Meeting will occur no more than two Business Days following the DPRX Meeting. Each of DPRX and PLx shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the DPRX Meeting or the PLx Meeting, as applicable, without the other Party’s prior written consent, in each case; provided, that:

(i)                                     PLx shall be permitted to adjourn, delay or postpone convening the PLx Meeting if in the good faith judgment of the PLx Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the PLx Meeting could be reasonably likely to (A) be inconsistent with the fiduciary duties of the PLx Board of Directors under applicable Laws, (B) not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement or Form S-4 or (C) result in the failure to obtain the PLx Stockholder Approval; and

(ii)                                  DPRX shall be permitted to adjourn, delay or postpone convening the DPRX Meeting if in the good faith judgment of the DPRX Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the DPRX Meeting could be reasonably likely to (A) be inconsistent with the fiduciary duties of the DPRX Board of Directors under applicable Laws, (B) not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement or Form S-4 or (C) result in the failure to obtain the DPRX Stockholder Approval.

(j)                                    PLx and DPRX will each provide notice to the other of the PLx Meeting or the DPRX Meeting, respectively, and shall allow Representatives of the other and its counsel to attend the applicable meeting.

2.5                               Calculation of DPRX Closing Cash. DPRX shall prepare and deliver to PLx three (3) Business Days prior to the Closing, a schedule (the “DPRX Closing Cash Schedule”) setting forth, in reasonable detail, DPRX’s good faith estimate of DPRX Closing Cash to be held by DPRX as of the Closing, together with the work papers and back-up materials used in preparing such DPRX Closing Cash Schedule.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of DPRX.  Except as disclosed in the applicable section or subsection of the DPRX Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the DPRX Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the DPRX Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the DPRX Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward-Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), DPRX represents and warrants to and in favor of PLx as follows:

(a)                                 Organization and Qualification.  DPRX has been duly incorporated, validly exists and is in good standing under the DGCL and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the DPRX Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. DPRX and each of the DPRX Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on DPRX. DPRX has provided or otherwise made available to PLx true, complete and correct copies of the governing documents of each of DPRX and DPRX’s Subsidiaries, in each case as amended.

(b)                                 Authority Relative to this Agreement.  Each DPRX Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the DPRX Stockholder Approval, as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by each DPRX Party of the Transaction has been duly authorized by its respective board of directors and no other corporate proceedings on the part of any DPRX Party are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the DPRX Stockholder Approval as contemplated in this Agreement, to adoption of this Agreement by DPRX as sole stockholder of AcquireCo immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law, the completion by any DPRX Party of the Transaction. This Agreement has been duly executed and delivered by each DPRX Party and constitutes a legal, valid and binding obligation of each DPRX Party enforceable against such DPRX Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)                                  Required Approvals.  No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement, the performance by any

DPRX Party of its obligations hereunder, the completion by the DPRX Parties of the Transaction, other than:

(i)                                     such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement; and

(ii)                                  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on DPRX, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)                                 No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by each DPRX Party of this Agreement, the performance by such DPRX Party of its obligations hereunder and the completion of the Transaction do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)                                     to the knowledge of DPRX, result in a contravention, breach, violation or default under any Law or Order applicable to DPRX or any of the DPRX Subsidiaries or by which any of its or their respective properties or assets are bound or affected;

(ii)                                  result in a contravention, conflict, violation, breach or default under the governing documents of DPRX or any of the DPRX Subsidiaries;

(iii)                               result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any DPRX Material Contract or material Permit to which it or any of the DPRX Subsidiaries is a party or by which it or any of the DPRX Subsidiaries is bound or to which any of its or any of the DPRX Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Material Contract or material Permit; or

(iv)                              result in the suspension or alteration in the terms of any material Permit held by DPRX or any of the DPRX Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on DPRX or would not prevent or materially delay the consummation of the Merger.

(e)                                  Capitalization of DPRX.  The authorized capital of DPRX consists of 30,000,000 DPRX Shares. As at the date of this Agreement, there are (i) 10,401,122 DPRX Shares issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and there are no preferred shares outstanding, (ii) 1,445,013 DPRX Options outstanding under the DPRX Stock Plan providing for the issuance of an aggregate of 1,445,013 DPRX Shares upon the exercise thereof in accordance with their respective terms, (iii) 12,250 DPRX Warrants outstanding providing for the issuance of an aggregate of 12,250 DPRX Shares upon the conversion thereof, (iv) 14,000 DPRX unvested common shares, and (iv) 696,156 additional DPRX Shares reserved for issuance under the Stock Option Plan. None of such 10,401,122 DPRX Shares, 1,445,013 DPRX Options or 12,250 DPRX Warrants are owned by DPRX or any Subsidiary of DPRX. There is no outstanding contractual obligation of DPRX or any of its Subsidiaries to repurchase, redeem or otherwise acquire any DPRX Shares. Except for the DPRX Options and DPRX Warrants, DPRX has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any DPRX Shares or other securities of DPRX, including any security or obligation of any kind convertible into or exchangeable or exercisable for any DPRX Shares or other security of DPRX. Except for the DPRX Options and DPRX Warrants, neither DPRX nor any of the DPRX Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, DPRX Share price, income or any other attribute of or related to DPRX or any of its Subsidiaries. The DPRX Shares are listed on NASDAQ and, except for such listings, no securities of DPRX or any of the DPRX Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of DPRX or any of the DPRX Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of DPRX Shares on any matter. Section 3.1(e) of the DPRX Disclosure Letter sets out a true, complete and correct list of all DPRX Options and DPRX Warrants, the names of the holders thereof, and the grant date of such securities. A true, correct and complete copy of the DPRX Stock Plan has been provided or otherwise made available to PLx. All DPRX Shares issuable in connection with the Merger in accordance with the terms of this Agreement will, prior to the Closing Date, be duly authorized and, as of Closing, will be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. All DPRX Shares issuable upon exercise of the Replacement PLx Options or upon conversion of PLx Convertible Notes, will, prior to the Closing Date or as soon as practicable thereafter, be duly authorized and reserved for issuance and will, upon exercise of such securities or delivery of underlying DPRX Shares, as applicable, in accordance with their respective terms, be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(f)                                   DPRX Subsidiaries.  Section 3.1(f) of the DPRX Disclosure Letter sets forth a true, complete and correct list of each of the DPRX Subsidiaries, its jurisdiction and form of organization. DPRX or a DPRX Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the DPRX Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the DPRX Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither DPRX nor any of the DPRX Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of DPRX, which interest or investment is material to DPRX and the DPRX Subsidiaries, taken as a whole.

(g)                                  Securities Laws Matters.

(i)                                     All documents in the DPRX Public Disclosure Record have been timely filed and, as of the time a document in the DPRX Public Disclosure Record was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the documents in the DPRX Public Disclosure Record complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the documents in the DPRX Public Disclosure Record contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.1(g), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(ii)                                  DPRX and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning DPRX required to be disclosed by DPRX in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(h)                                 Financial Statements.  The DPRX Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the DPRX Interim Financial Statements, to normal year-end audit adjustments, which are not material to DPRX and the DPRX Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The DPRX Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations, changes in shareholders’ equity and cash flows of DPRX and the DPRX Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by DPRX or any of the DPRX Subsidiaries to any director or officer of DPRX. All documents in the DPRX Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the DPRX Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(i)                                     No Undisclosed Liabilities.  DPRX and the DPRX Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the DPRX Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the most recent DPRX Annual Financial Statements (other than those specifically disclosed in the DPRX Public Disclosure Record) that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of DPRX and the DPRX Subsidiaries (other than those disclosed in DPRX Public Disclosure Record), a Material Adverse Effect on DPRX, and (iii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the DPRX Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of DPRX and the DPRX Subsidiaries.

(j)                                    [Reserved].

(k)                                 Compliance with Laws.  Since December 31, 2013, the business of DPRX and of each of the DPRX Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither DPRX nor any DPRX Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither DPRX nor any of the DPRX Subsidiaries has knowingly taken or committed to take any action which would cause DPRX or any of the DPRX Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, or any applicable Law of similar effect, and, to the knowledge of DPRX, no such action has been taken by any Person acting on behalf of DPRX or any of the DPRX Subsidiaries.

(l)                                     Litigation.  Except as set forth in Section 3.1(l) of the DPRX Disclosure Letter, there is no Proceeding against or involving DPRX or any of the DPRX Subsidiaries (whether in progress, pending or, to the knowledge of DPRX, threatened), and no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither DPRX nor any of the DPRX Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on DPRX.

(m)                             Real Property.  Section 3.1(m) of the DPRX Disclosure Letter contains a list of all leases pursuant to which DPRX or any DPRX Subsidiary currently leases real property as tenant. Neither DPRX nor any of the DPRX Subsidiaries owns any real property.

(n)                                 [Reserved].

(o)                                 Contracts.

(i)                                     Except as set forth in the DPRX Public Disclosure Record or in Section 3.1(o) of the DPRX Disclosure Letter, as of the date of this Agreement, none of DPRX or any of the DPRX Subsidiaries is a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “DPRX Material Contract”):

(A)                               any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees, and any Contract with any officer, employee, consultant or director;

(B)                               any Contract entered into outside of the ordinary course of business that is not terminable by DPRX or any of the DPRX Subsidiaries on three months’ notice or less;

(C)                               any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of DPRX or any DPRX Subsidiary;

(D)                               any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of DPRX or any DPRX Subsidiary;

(E)                                any real property lease, rental or occupancy agreement under which DPRX or any DPRX Subsidiary continues to have obligations or rights;

(F)                                 any Contract entered into outside of the ordinary course of business pursuant to which DPRX or any DPRX Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (excluding commercially available software), (ii) is restricted in its right to use or register any material Intellectual Property owned by DPRX or any of the DPRX Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material Intellectual Property owned by DPRX or any of the DPRX Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

(G)                               except for any non-solicit obligations, any Contract that obligates DPRX or any DPRX Subsidiary or its Affiliates not to compete with another Person, requires DPRX or any DPRX Subsidiary to acquire any product, assets or service exclusively from any other Person, or otherwise contractually restricts DPRX or any DPRX Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)                              any Contract entered into since December 31, 2013: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to DPRX or any DPRX Subsidiary, (ii) relating to a material acquisition or disposition by a DPRX or any DPRX Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of DPRX or any DPRX Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)                                   except for Contracts entered into in the ordinary course of business with any employee, director or officer of DPRX or any DPRX Subsidiary, any Contract with any shareholder of DPRX or any DPRX Subsidiary entered into since December 31, 2013.

(ii)                                  True, correct and complete copies of each DPRX Material Contract in effect on the date hereof that has not been part of the DPRX Public Disclosure Record has been provided or otherwise made available to PLx.

(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect on DPRX, none of DPRX, the DPRX Subsidiaries or, to the knowledge of DPRX, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any DPRX Material Contract in any material respect, and none of DPRX or any of the DPRX Subsidiaries has received or given any notice of default under any DPRX Material Contract which remains uncured. To the knowledge of DPRX, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any DPRX Material Contract or the inability of a party to any DPRX Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on DPRX. To the knowledge of DPRX, no Person has challenged in writing the validity or enforceability of any DPRX Material Contract.

(iv)                              Other than pursuant to Voting Agreements with the DPRX Specified Stockholders and except as set forth in Section 3.1(o) of the DPRX Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which DPRX or any of the DPRX Subsidiaries is a party or, to the knowledge of DPRX, with respect to any shares or other equity interests of DPRX or any of the DPRX Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of DPRX or any of the DPRX Subsidiaries.

(v)                                 As of the date of this Agreement, neither DPRX nor any of the DPRX Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any DPRX Material Contract.

(p)                                 Taxes.

(i)                                     DPRX and each of its Subsidiaries has duly and timely made or prepared all income and other material Returns required to be made or prepared by it, has duly and timely filed all income and other material Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all material income and all other amounts or information required to be reported thereon. All material Returns provided or otherwise made available to PLx are true, complete and correct copies of such Returns.

(ii)                                  DPRX and each of the DPRX Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

(iii)                               No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted in writing or, to the knowledge of DPRX, threatened in writing with respect to income or other material Taxes or income or other material Returns of DPRX or any of its Subsidiaries, and neither DPRX nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted in writing or, to the knowledge of DPRX, threatened in writing against DPRX or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to income or other material Taxes assessed by any Governmental Authority against DPRX or any of its Subsidiaries or relating to income or other material Returns. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where DPRX or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iv)                              There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any income or other material Taxes, the filing of any income or other material Return (excluding, for the avoidance of doubt, ordinary course extensions within which to file tax returns), or the payment of any income or other material Taxes by DPRX or any of its Subsidiaries.

(v)                                 There are no Liens for income or other material Taxes on the property or assets of DPRX or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(vi)                              Neither DPRX nor any Subsidiary thereof has ever been a member of any consolidated, unitary, combined or similar group for any income or other materials Tax Purposes.  Neither DPRX nor any Subsidiary there is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any commercial agreement or arrangement a principal purpose of which does not pertain to Tax).  Neither DPRX nor any Subsidiary thereof has any liability for the Taxes of any other Person under law, as a transferee or successor, by contract (other than any commercial agreement or arrangement a principal purpose of which does not pertain to Tax) or otherwise.

(vii)                           No closing agreement, private letter ruling or similar agreements or rulings concerning Taxes has been entered into, issued or requested by any Governmental Authority with respect to DPRX or any of the DPRX Subsidiaries for any taxable year for which the limitation period has not yet expired.

(viii)                        The charges, accruals, and reserves for Taxes reflected on the DPRX Interim Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under GAAP to cover Taxes with respect to DPRX and each of its Subsidiaries accruing through the date hereof.

(ix)                              DPRX is, and at all times since March 2014 has been, treated as a corporation for U.S. federal income tax purposes.

(x)                                 Neither DPRX nor any of its Subsidiaries will be required to include any material item of income or exclude any material item of deduction for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) entered into by DPRX or any of its Subsidiaries on or before the Closing Date, (ii) any installment sale or open transaction disposition by DPRX or any of its Subsidiaries that occurred before the Closing Date, (iii) a change in method of accounting or use of an improper method of accounting with respect to DPRX or any of its Subsidiaries for a taxable period ending on or before the Closing Date, (iv) an election under Section 108(i) of the Code by DPRX or any of its Subsidiaries on or before the Closing Date, or (iv) the receipt of any prepaid revenue by a by DPRX or any of its Subsidiaries before the Closing Date.

(xi)                              (x)                                 Neither DPRX nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(xii)                           Neither DPRX nor any of its Subsidiaries has distributed equity interests of another Person, or has had its equity interests distributed by another Person, during the last two (2) years in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q)                                 Employment Agreements and Collective Agreements.  Except as set forth in the DPRX Public Disclosure Record, none of DPRX or any of the DPRX Subsidiaries are parties to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)                                     any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent remaining outstanding, former director, officer or employee of DPRX or any of DPRX’s Subsidiaries (each, a “DPRX Employment Agreement”);

(ii)                                  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of DPRX, threatened application for certification, recognition or bargaining rights in respect of DPRX or any of the DPRX Subsidiaries, or any Proceeding seeking to compel DPRX or any of the DPRX Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii)                               any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of DPRX or any of the DPRX Subsidiaries; or

(iv)                              any actual or, to the knowledge of DPRX, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by DPRX or any of the DPRX Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on DPRX.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(q) have been provided or otherwise made available to PLx. Except as would not be expected to have a Material Adverse Effect on DPRX, each of DPRX and the DPRX Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and DPRX material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(r)                                    Pension and Employee Benefits.

(i)                                     Section 3.1(r)(i) of the DPRX Disclosure Letter sets forth a true, complete and correct list of each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or DPRX Employment Agreement, for any current or former employee or director, to the extent the potential liability remains outstanding, of, or other service provider to, DPRX or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which DPRX or any of its Subsidiaries could reasonably be expected to have any liability (each, a “DPRX Plan”).

(ii)                                  With respect to each DPRX Plan, DPRX has provided or otherwise made available to PLx (A) a true and complete copy of each DPRX Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three years with applicable Government Authority; (D) each trust or other funding arrangement, (E) each summary plan description (if applicable) and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii)                               The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of DPRX to termination or severance pay, unemployment compensation or any other payment, (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee or officer, or (C) cause amounts payable under the DPRX Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)                              Each DPRX Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending, or to the knowledge of DPRX, threatened actions, suits, disputes or claims by or on behalf of any DPRX Plan, by any employee or beneficiary covered under any such DPRX Plan, as applicable, or otherwise involving any such DPRX Plan (other than routine claims for benefits).

(v)                                 No DPRX Plan provides welfare or post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(vi)                              No DPRX Plan is governed by, and DPRX has no liability under, Section 401(a) of the Code or US Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither DPRX, nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group”, with DPRX, in each case as defined in Sections 414(b), (c), (m) or (o) of the Code sponsors, contributes to or has any liability under, and in the past six years sponsored, contributed to or had liability under, a plan subject to Title IV or Section 302 of ERISA.

(vii)                           There has been no amendment to, written interpretation or announcement (whether or not written) by DPRX or any of its Subsidiaries relating to, or change in employee participation or coverage under, a DPRX Plan which would increase materially the expense of maintaining such DPRX Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015. There has been no termination of any material DPRX Plan since January 1, 2016.

(viii)                        All contributions, premiums or Taxes required to be made or paid by DPRX or any of its Subsidiaries, as the case may be, under or in connection with the DPRX Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable DPRX Plan. There are no unfunded liabilities in respect of any DPRX Plan and have been properly reflected in the DPRX Financial Statements.

(s)                                   Intellectual Property.

(i)                                     Section 3.1(s)(i) of the DPRX Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by DPRX and the DPRX Subsidiaries in any jurisdiction in the world (collectively, “DPRX Intellectual Property”). DPRX or one of the DPRX Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of DPRX Intellectual Property set forth in Section 3.1(s)(i) of the DPRX Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DPRX, to the knowledge of DPRX, all such Intellectual Property is subsisting, valid, and enforceable.  All required filings and fees related to the (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by DPRX and the DPRX Subsidiaries have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.

(ii)                                  DPRX or one of the DPRX Subsidiaries owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property (A) related to the products or product candidates presently used in the conduct of the business of DPRX or one of the DPRX Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of DPRX and the DPRX Subsidiaries as presently conducted.

(iii)                               There are no Orders, writs, injunctions or decrees to which DPRX or any of the DPRX Subsidiaries is subject with respect to any material DPRX Intellectual Property.

(iv)                              To the knowledge of DPRX, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against DPRX or any of the DPRX Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v)                                 To the knowledge of DPRX, no Person is infringing, misappropriating or otherwise violating any material DPRX Intellectual Property owned, used or held for use by DPRX and the DPRX Subsidiaries in the conduct of the business of DPRX and the DPRX Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by DPRX or the DPRX Subsidiaries or, to the knowledge of DPRX, any other Person, in the past six years.

(vi)                              To the knowledge of DPRX, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material DPRX Intellectual Property applications or registrations (including Patents) owned by or licensed to DPRX or any of the DPRX Subsidiaries.

(t)                                    Regulatory Matters.

(i)                                     Since December 31, 2013, the businesses of each of DPRX and the DPRX Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (“FDCA”); (B) the Public Health Service Act of 1944 (the “PHSA”); (C) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (D) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), and any comparable state, provincial or local Laws; (E)  the Orphan Drug Act of 1983, 96 Stat. 2049 (the “Orphan Act”), (F) state licensing, disclosure and reporting requirements; (G) all Laws similar to the foregoing in all other jurisdictions; and (H) all binding rules and regulations issued under such Laws.

(ii)                                  Each of DPRX and the DPRX Subsidiaries holds all Regulatory Authorizations necessary for the lawful operating of their businesses and the import, testing, handling, storage, or transportation, as applicable, of each of their products. Except as set forth in Section 3.1(t)(ii) of the DPRX Disclosure Letter, all such Regulatory Authorizations are valid and in full force and effect, or in the process of being obtained in the ordinary course of business. Since December 31, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on

DPRX. DPRX and each of the DPRX Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of DPRX, would reasonably be expected to result in the suspension, revocation, cancellation, nonrenewal or adverse modification of any Regulatory Authorization.

(iii)                               All pre-clinical and clinical investigations conducted or sponsored by DPRX or any of DPRX Subsidiaries have been since December 31, 2013 and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations (collectively, the “FDA Regulations”), (C) Division 5 of the Canada Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (D) federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information. Neither DPRX nor the DPRX Subsidiaries have received any written notice, correspondence or other communication from any Regulatory Authority, since December 31, 2013 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by DPRX or the DPRX Subsidiaries.

(iv)                              All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by DPRX and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither DPRX nor any of its Subsidiaries, nor, to the knowledge of DPRX, any officer, employee, agent or distributor of DPRX or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or, to the knowledge of DPRX, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in the FDA Compliance Policy Guides § 120.100 (the “Fraud Policy”) or for any other Regulatory Authority to invoke any similar policy.

(v)                                 DPRX and any of DPRX Subsidiaries (A) is not a party to and does not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2013, has not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in either case that would not be expected to have a Material Adverse Effect on DPRX.

(vi)                              Neither DPRX nor any of DPRX Subsidiaries, nor, to the knowledge of DPRX, any officer, employee, agent or distributor of DPRX or any of DPRX Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither DPRX nor any of its Subsidiaries, nor, to the knowledge of DPRX, any officer, employee, agent or distributor of DPRX or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law or program.

(vii)                           Each product candidate currently under development by DPRX and which is subject to the FDCA or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, and/or tested by or on behalf of DPRX or any of the DPRX Subsidiaries (each a “DPRX Product”) is being or has been developed, imported, tested, handled, stored, transported, or exported in material compliance with all applicable requirements under the FDCA and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DPRX. To DPRX’s knowledge, no employee of DPRX or a DPRX Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, or export of the DPRX Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(viii)                        (A) Neither DPRX nor any of the DPRX Subsidiaries nor, to DPRX’s knowledge to the extent it relates to any DPRX Products, any subcontractors, contract manufacturers or other vendors has, since December 31, 2013, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, state, or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of DPRX, threatened, in the case of either (A) or (B): (I) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any DPRX Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a DPRX Product is developed, tested, manufactured, handled, stored, distributed or transported or (III) otherwise alleging any violation applicable to any DPRX Product or manufacturing process of any Law or Regulatory Guidelines by DPRX or DPRX’s Subsidiaries.

(ix)                              Since December 31, 2013, DPRX and DPRX’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any DPRX Product. DPRX and DPRX’s Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither DPRX nor any of the DPRX Subsidiaries has received any written notice that the FDA or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any DPRX Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any DPRX Product, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any DPRX Products. DPRX and DPRX’s Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)                                 Books and Records.  The corporate records and minute books of DPRX and the DPRX Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the DPRX Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of DPRX and the DPRX Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect, in all material respects, the basis for the consolidated financial statements of DPRX. All such corporate records and minute books of DPRX and the DPRX Subsidiaries have been provided or otherwise made available to PLx.

(v)                                 Opinion of DPRX Financial Advisor.  The DPRX Board of Directors has received the opinion of DPRX’s financial advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications and limitations set forth therein, the Equity Exchange Ratio is fair, from a financial point of view, to DPRX. A true, correct and complete copy of such written opinion will be provided by DPRX to PLx, solely for informational purposes, not later than two Business Days after the date hereof.

(w)                               Board of Directors Approval.  The DPRX Board of Directors has determined that the Transaction is fair, from a financial point of view, to DPRX and is in the best interests of DPRX, has approved the execution and delivery of this Agreement and the entering into of the Transaction, and has resolved to recommend that DPRX Stockholders vote in favor of the DPRX Stockholder Resolution.

(x)                                 Full Disclosure.  No representation or warranty of DPRX contained in this Agreement, no statement of DPRX contained in the DPRX Disclosure Letter or in any certificate furnished to PLx pursuant to any provision of this Agreement and no information included in the DPRX Public Disclosure Record contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein true in any material respect.

(y)                                 [Reserved].

(z)                                  Insurance.  Section 3.1(z) of the DPRX Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all insurance policies owned by DPRX or any DPRX Subsidiary. All current insurance policies and contracts of DPRX and the DPRX Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of DPRX nor any of the DPRX Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of DPRX, have any claims been denied under any current insurance policies, and, to the knowledge of DPRX, no threat has been made to cancel any insurance policy or contract of DPRX or any DPRX Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(aa)                          Stockholder Approval.  The only vote of the DPRX Stockholders required to approve the DPRX Stockholder Resolution in accordance with applicable Law is the DPRX Stockholder Approval. No other vote of the securityholders of DPRX is required by Laws, the governing documents of DPRX or otherwise to adopt this Agreement and approve the Transaction.

(bb)                          Brokers and Finders.  Except as set forth in Section 3.1(bb) of the DPRX Disclosure Letter, neither DPRX nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from DPRX or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from DPRX or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with DPRX’s financial advisor in connection with the transactions contemplated hereby has been provided to PLx or otherwise been made available and has not been subsequently amended, waived or supplemented.

(cc)                            No Other Representations and Warranties.  Except for the representations and warranties made by DPRX in this Section 3.1, neither DPRX nor any other Person makes any express or implied representation or warranty with respect to DPRX or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and DPRX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by DPRX in this Section 3.1, neither DPRX nor any other Person makes or has made any representation or warranty to PLx or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to DPRX, any of the DPRX Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to PLx or any of its Representatives in the course of their due diligence investigation of DPRX, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and neither DPRX nor any other Person will have any liability to PLx or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, DPRX acknowledges and agrees that none of PLx or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by PLx in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding PLx furnished or made available to DPRX, or any of its Representatives.

(dd)                          Disclosure; DPRX Information. The information relating to DPRX or its Subsidiaries to be supplied by or on behalf of DPRX for inclusion or incorporation by reference in the Joint Proxy Statement will not, on the date the Joint Proxy Statement is first mailed to DPRX Stockholders or at the time of the DPRX Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by DPRX or AcquireCo with respect to the information that has been or will be supplied by PLx or any of it Representatives for inclusion in the Joint Proxy Statement.

(ee)                            DPRX Voting Agreements. To DPRX’s knowledge, the DPRX Specified Stockholders representing, as of the execution of this Agreement, not less than 35% of the outstanding DPRX Shares have delivered to DPRX true and complete and duly executed copies of the DPRX Voting Agreements. As of the date hereof, to DPRX’s knowledge, each DPRX Voting Agreement is in full force and effect and, to the knowledge of DPRX, represents a valid, binding and enforceable obligation of the DPRX Specified Stockholders except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.2                               Representations and Warranties of PLx.  Except as disclosed in the applicable section or subsection of the PLx Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the PLx Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the PLx Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), PLx represents and warrants to and in favor of DPRX as follows:

(a)                                 Organization and Qualification.  PLx has been duly incorporated, validly exists and is in good standing under the DGCL and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the PLx Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. PLx and each of the PLx Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be have a Material Adverse Effect on PLx. PLx has provided or otherwise made available to DPRX true, complete and correct copies of the governing documents of each of PLx and PLx’s Subsidiaries, in each case as amended.

(b)                                 Authority Relative to this Agreement.  PLx has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the PLx Stockholder Approval, as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by PLx of the Transaction have been duly authorized by the PLx Board of Directors and no other corporate proceedings on the part of PLx are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the PLx Stockholder Approval as contemplated in this Agreement, the completion by PLx of the Transaction. This Agreement has been duly executed and delivered by PLx and constitutes a legal, valid and binding obligation of PLx enforceable against PLx in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)                                  Required Approvals.  No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by PLx of this Agreement, the performance by PLx of its obligations hereunder and the completion by PLx of the Transaction, other than:

(i)                                     such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement; and

(ii)                                  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on PLx, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)                                 No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by PLx of this Agreement, the performance by PLx of its obligations hereunder and the completion of the Transaction do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)                                     to the knowledge of PLx, result in a contravention, breach, violation or default under any Law or Order applicable to PLx or any of the PLx Subsidiaries or by which any of its or their respective properties or assets are bound or affected;

(ii)                                  result in a contravention, conflict, violation, breach or default under the governing documents of PLx or any of the PLx Subsidiaries;

(iii)                               result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any PLx Material Contract or material Permit to which it or any of the PLx Subsidiaries is a party or by which it or any of the PLx Subsidiaries is bound or to which any of its or any of the PLx Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Material Contract or material Permit; or

(iv)                              result in the suspension or alteration in the terms of any material Permit held by PLx or any of the PLx Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on PLx or would not prevent or materially delay the consummation of the Merger.

(e)                                  Capitalization of PLx.  As of the date of this Agreement, the authorized capital of PLx consists of 100,000,000 shares of common stock, of which 5,565,823 shares are issued and outstanding (all of which have been duly authorized and validly issued and are fully paid and non-assessable), and 10,000,000 shares of preferred stock, of which no shares are issued or outstanding. As of the date of this Agreement, 1,000,000 shares of common stock were reserved for issuance pursuant to the PLx Stock Plan and 405,000 shares of common stock were reserved for issuance pursuant to the PLx Convertible Notes. As of the date of this Agreement, there are 877,865 PLx Options outstanding under the PLx Stock Plan providing for the issuance of an aggregate of 877,865 PLx Shares upon the exercise thereof in accordance with their respective terms. None of such 877,865 PLx Shares or 877,865 PLx Options are owned by PLx or any Subsidiary of PLx.  There is no outstanding contractual obligation of PLx or any of its Subsidiaries to repurchase, redeem or otherwise acquire any PLx Shares.  Except for the PLx Stock Plan and PLx Convertible Notes, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has PLx granted any other right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating PLx to issue or sell any shares of common stock or other securities of PLx, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of PLx. Except for the PLx Options, PLx has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any PLx Shares or other securities of PLx, including any security or obligation of any kind convertible into or exchangeable or exercisable for any PLx Shares or other security of PLx. Except for the PLx Options, neither PLx nor any of the PLx Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, income or any other attribute of or related to PLx or any of its Subsidiaries. No securities of PLx or any of the PLx Subsidiaries are listed on any stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of PLx or any of the PLx Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of PLx Shares on any matter. Section 3.2(e) of the PLx Disclosure Letter sets out a true, complete and correct list of all PLx Options, the names of the holders thereof, and the grant date of such securities. A true, correct and complete copy of the PLx Stock Plan has been provided or otherwise made available to DPRX.

(f)                                   PLx Subsidiaries.  Section 3.2(f) of the PLx Disclosure Letter sets forth a true, complete and correct list of each of PLx Subsidiaries, its jurisdiction and form of organization. PLx or a PLx Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of PLx Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the PLx Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither PLx nor any of the PLx Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a PLx Subsidiary, which interest or investment is material to PLx and the PLx Subsidiaries, taken as a whole.

(g)                                  [Reserved].

(h)                                 Financial Statements.  The PLx Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the PLx Interim Financial Statements, to normal year-end audit adjustments, which are not material to PLx and the PLx Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The PLx Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations, changes in shareholders’ equity and cash flows of PLx and the PLx Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by PLx or any of the PLx Subsidiaries to any director or officer of PLx.

(i)                                     No Undisclosed Liabilities.  PLx and the PLx Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations incurred in the ordinary course of business since the date of the most recent PLx Annual Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of PLx and the PLx Subsidiaries, a Material Adverse Effect on PLx, and (ii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the PLx Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of PLx and the PLx Subsidiaries.

(j)                                    [Reserved].

(k)                                 Compliance with Laws.  Since December 31, 2013, the business of PLx and of each of the PLx Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither PLx nor any PLx Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither PLx nor any of the PLx Subsidiaries has knowingly taken or committed to take any action which would cause PLx or any of the PLx Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, or any applicable Laws of similar effect, and, to the knowledge of PLx, no such action has been taken by any Person acting on behalf of PLx or any of the PLx Subsidiaries.

(l)                                     Litigation.  There is no Proceeding against or involving PLx or any of the PLx Subsidiaries (whether in progress, pending or, to the knowledge of PLx, threatened), and no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither PLx nor any of the PLx Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on PLx.

(m)                             Real Property.  Section 3.2(m) of the PLx Disclosure Letter contains a list of all leases pursuant to which PLx or any PLx Subsidiary currently leases real property as tenant. Neither PLx nor any of the PLx Subsidiaries owns any real property.

(n)                                 Assets.  PLx or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest or license in, all material tangible assets and tangible properties that are required to conduct the business and operations of PLx and the PLx Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties.

(o)                                 Contracts.

(i)                                     Except as set forth in Section 3.2(o)(i) of the PLx Disclosure Letter, as of the date of this Agreement, none of PLx or any of the PLx Subsidiaries is a party to or bound by any of the following types of Contract (each of the following types of Contracts, a “PLx Material Contract”)

(A)                               any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees, and any Contract with any officer, employee, consultant or director;

(B)                               any Contract entered into outside of the ordinary course of business that is not terminable by PLx or any of the PLx Subsidiaries on three months’ notice or less;

(C)                               any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of PLx or any PLx Subsidiary;

(D)                               any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of PLx or any PLx Subsidiary;

(E)                                any real property lease, rental or occupancy agreement under which PLx or any PLx Subsidiary continues to have obligations or rights;

(F)                                 any Contract entered into outside of the ordinary course of business pursuant to which PLx or any PLx Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (excluding commercially available software), (ii) is restricted in its right to use or register any material Intellectual Property owned by PLx or any of the PLx Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material Intellectual Property owned by PLx or any of the PLx Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

(G)                               except for any non-solicit obligations, any Contract that obligates PLx or any PLx Subsidiary or its Affiliates not to compete with another Person, requires PLx or any PLx Subsidiary to acquire any product, assets or service exclusively from any other Person, or otherwise contractually restricts PLx or any PLx Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(H)                              any Contract entered into since December 31, 2013: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to PLx or any PLx Subsidiary, (ii) relating to a material acquisition or disposition by PLx or any PLx Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of PLx or any PLx Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(I)                                   except for Contracts entered into in the ordinary course of business with any employee, director or officer of PLx or any PLx Subsidiary, any Contract with any shareholder of PLx or any PLx Subsidiary entered into since December 31, 2013.

(ii)                                  True, correct and complete copies of each PLx Material Contract in effect on the date hereof has been provided or otherwise made available to DPRX.

(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect on PLx, none of PLx, the PLx Subsidiaries or, to the knowledge of PLx, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any PLx Material Contract in any material respect, and none of PLx or any of the PLx Subsidiaries has received or given any notice of default under any PLx Material Contract which remains uncured. To the knowledge of PLx, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any PLx Material Contract or the inability of a party to any PLx Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on PLx. To the knowledge of PLx, no Person has challenged in writing the validity or enforceability of any PLx Material Contract.

(iv)                              Other than pursuant to Voting Agreements with PLx Specified Stockholders, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which PLx or any of the PLx Subsidiaries is a party or, to the knowledge of PLx, with respect to any shares or other equity interests of PLx or any of the PLx Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of PLx or any of the PLx Subsidiaries.

(v)                                 As of the date of this Agreement, neither PLx nor any of the PLx Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any PLx Material Contract.

(p)                                 Taxes.

(i)                                     PLx and each of its Subsidiaries has duly and timely made or prepared all income and other material Returns required to be made or prepared by it, has duly and timely filed all income and other material Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all material income and all other amounts or information required to be reported thereon.

(ii)                                  PLx and each of its Subsidiaries has (A) duly and timely paid all material Taxes due and payable by it and (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it.

(iii)                               No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted in writing or, to the knowledge of PLx, threatened in writing with respect to income or other material

Taxes or income or other material Returns of PLx or any of its Subsidiaries, and neither PLx nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted in writing or, to the knowledge of PLx, threatened in writing against PLx or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to income or other material Taxes assessed by any Governmental Authority against PLx or any of its Subsidiaries or relating to income or other material Returns No claim has ever been made in writing by any Governmental Authority in a jurisdiction where PLx or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iv)                              There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any income or other material Taxes, the filing of any income or other material Return (excluding, for the avoidance of doubt, ordinary course extensions within which to file tax returns), or the payment of any income or other material Taxes by PLx or any of its Subsidiaries.

(v)                                 There are no Liens for income or other material Taxes on the property or assets of PLx or any of its Subsidiaries except for statutory liens for Taxes not yet due and payable.

(vi)                              Neither PLx nor any Subsidiary thereof has ever been a member of any consolidated, unitary, combined or similar group for any income or other materials Tax Purposes.  Neither PLx nor any Subsidiary there is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any commercial agreement or arrangement a principal purpose of which does not pertain to Tax).  Neither PLx nor any Subsidiary thereof has any liability for the Taxes of any other Person under law, as a transferee or successor, by contract (other than any commercial agreement or arrangement a principal purpose of which does not pertain to Tax) or otherwise.

(vii)                           No closing agreement, private letter ruling or similar agreements or rulings concerning Taxes has been entered into, issued or requested by any Governmental Authority with respect to PLx or any of the PLx Subsidiaries for any taxable year for which the limitation period has not yet expired.

(viii)                        The charges, accruals, and reserves for Taxes reflected on the PLx Interim Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income taxes) are adequate under GAAP to cover Taxes with respect to PLx and each of its Subsidiaries accruing through the date hereof.

(ix)                              PLx is, and at all times since July 28, 2015, has been, treated as a corporation for U.S. federal income tax purposes.

(x)                                 Neither DPRX nor any of its Subsidiaries will be required to include any material item of income or exclude any material item of deduction for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) entered into by PLx or any of its Subsidiaries on or before the Closing Date, (ii) any installment sale or open transaction disposition by PLx or any of its Subsidiaries that occurred before the Closing Date, (iii) a change in method of accounting or use of an improper method of accounting by PLx or any of its Subsidiaries for a taxable period ending on or before the Closing Date, (iv) an election under Section 108(i) of the Code by PLx or any of its Subsidiaries on or before the Closing Date, or (iv) the receipt of any prepaid revenue by a by PLx or any of its Subsidiaries before the Closing Date.

(xi)                              Neither PLx nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(xii)                           Neither PLx nor any of its Subsidiaries has distributed equity interests of another Person, or has had its equity interests distributed by another Person, during the last two (2) years in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q)                                 Employment Agreements and Collective Agreements.  Except as set forth in Section 3.2(q) of the PLx Disclosure Letter, none of PLx or any of the PLx Subsidiaries are parties to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)                                     any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current (or, to the extent remaining outstanding, former) director, officer or employee of PLx or any of PLx’s Subsidiaries (each, a “PLx Employment Agreement”);

(ii)                                  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of PLx, threatened application for certification, recognition or bargaining rights in respect of PLx or any of the PLx Subsidiaries, or any Proceeding seeking to compel PLx or any of the PLx Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii)                               any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of PLx or any of the PLx Subsidiaries; or

(iv)                              any actual or, to the knowledge of PLx, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by PLx or any of the PLx Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on PLx.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.2(q) have been provided or otherwise made available to DPRX. Except as would not be expected to have a Material Adverse Effect on PLx, each of PLx and the PLx Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and PLx material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(r)                                    Pension and Employee Benefits.

(i)                                     Section 3.2(r)(i) of the PLx Disclosure Letter sets forth a true, complete and correct list of each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or PLx Employment Agreement, for any current or former employee or director, to the extent the potential liability remains outstanding, of, or other service provider to, PLx or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which PLx or any of its Subsidiaries could reasonably be expected to have any liability (each, a “PLx Plan”).

(ii)                                  With respect to each PLx Plan, PLx has provided or otherwise made available to DPRX (A) a true and complete copy of each PLx Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three years with applicable Government Authority; (D) each trust or other funding arrangement, (E) each summary plan description (if applicable) and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii)                               The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of PLx to termination or severance pay, unemployment compensation or any other payment, (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee or officer, or (C) cause amounts payable under the PLx Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

(iv)                              Each PLx Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending, or to the knowledge of PLx, threatened actions, suits, disputes or claims by or on behalf of any PLx Plan, by any employee or beneficiary covered under any such PLx Plan, as applicable, or otherwise involving any such PLx Plan (other than routine claims for benefits).

(v)                                 No PLx Plan provides welfare or post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law.

(vi)                              No PLx Plan is governed by, and PLx has no liability under, Section 401(a) of the Code or ERISA. Neither PLx, nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group”, with PLx, in each case as defined in Sections 414(b), (c), (m) or (o) of the Code sponsors, contributes to or has any liability under, and in the past six years sponsored, contributed to or had liability under, a plan subject to Title IV or Section 302 of ERISA.

(vii)                           There has been no amendment to, written interpretation or announcement (whether or not written) by PLx or any of its Subsidiaries relating to, or change in employee participation or coverage under, a PLx Plan which would increase materially the expense of maintaining such PLx Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015. There has been no termination of any material PLx Plan since January 1, 2016.

(viii)                        All contributions, premiums or Taxes required to be made or paid by PLx or any of its Subsidiaries, as the case may be, under or in connection with the PLx Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable PLx Plan. There are no unfunded liabilities in respect of any PLx Plan and have been properly reflected in the PLx Financial Statements.

(s)                                   Intellectual Property.

(i)                                     Section 3.2(q)(i) of the PLx Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by PLx and the PLx Subsidiaries in any jurisdiction in the world. PLx or one of the PLx Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the Intellectual Property set forth in Section 3.2(q)(i) of the PLx Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLx, to the knowledge of PLx and the PLx Subsidiaries, all such Intellectual Property is subsisting, valid, and enforceable.  All required filings and fees related to the (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by PLx have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.

(ii)                                  PLx or one of the PLx Subsidiaries owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property (A) related to the products or product candidates presently used in the conduct of the business of PLx or one of the PLx Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of PLx and the PLx Subsidiaries as presently conducted.

(iii)                               There are no Orders, writs, injunctions or decrees to which PLx or any of the PLx Subsidiaries is subject with respect to any material Intellectual Property.

(iv)                              To the knowledge of PLx and the PLx Subsidiaries, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against PLx or any of the PLx Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v)                                 To the knowledge of PLx and the PLx Subsidiaries, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by PLx and any of the PLx Subsidiaries in the conduct of the business of PLx and any of the PLx Subsidiaries as presently conducted, and no such claims have been asserted or, to the knowledge of PLx and the PLx Subsidiaries, threatened against any Person by PLx or any of the PLx Subsidiaries or, to the knowledge of PLx and the PLx Subsidiaries, any other Person, in the past six years.

(vi)                              To the knowledge of PLx, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Intellectual Property applications or registrations (including Patents) owned by or licensed to PLx or any of the PLx Subsidiaries.

(t)                                    Regulatory Matters.

(i)                                     Since December 31, 2013, the businesses of each of PLx and the PLx Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (D) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (E)  the Orphan Act; (F) state licensing, disclosure and reporting requirements; (G) all Laws similar to the foregoing in all other jurisdictions; and (H) all binding rules and regulations issued under such Laws.

(ii)                                  Each of PLx and the PLx Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operating of their businesses and the import, testing, handling, storage, or transportation, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLx. PLx and each of the PLx Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of PLx, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)                               All pre-clinical and clinical investigations conducted or sponsored by PLx or any of its Subsidiaries have been since December 31, 2013, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable the FDA Regulations and the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLx. Neither PLx nor any PLx Subsidiary has received any written notice, correspondence or other communication from the FDA or any other Regulatory Authority since December 31, 2013 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by PLx or PLx Subsidiaries.

(iv)                              All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by PLx and any PLx Subsidiary have been so filed, maintained or furnished. To the knowledge of PLx, all such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither PLx nor any PLx Subsidiaries, nor, to the knowledge of PLx, any officer, employee, agent or distributor of PLx or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or, to the knowledge of PLx, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke the Fraud Policy or for any other Regulatory Authority to invoke any similar policy.

(v)                                 Neither PLx nor any of the PLx Subsidiaries has received any written information from the FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Regulatory Authority.

(vi)                              Neither PLx nor any of the PLx Subsidiaries (A) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (B) since December 31, 2013, has been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on PLx.

(vii)                           Neither PLx nor any of the PLx Subsidiaries, nor, to the knowledge of PLx, any officer, employee, agent or distributor of PLx or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither PLx nor any of its Subsidiaries, nor, to the knowledge of PLx, any officer, employee, agent or distributor of PLx or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

(viii)                        To the knowledge of PLx, each product or product candidate currently under development or being sold by PLx and which is subject to the FDCA or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of PLx or any of the PLx Subsidiaries (each a “PLx Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PLx. To PLx’s knowledge, since December 31, 2013 no employee of PLx or a PLx Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of PLx Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(ix)                              Neither PLx nor any PLx Subsidiary has, since December 31, 2013 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, any state, or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of PLx, threatened (A) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any PLx Product (B) contesting the compliance with Law or Regulatory Guidelines of any facility where a PLx Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any PLx Product or manufacturing process of any Law or Regulatory Guidelines by PLx or PLx’s Subsidiaries.

(x)                                 Since December 31, 2013, PLx and PLx’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any PLx Product. PLx and PLx Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither PLx nor any of the PLx Subsidiaries has received any written notice that the FDA or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any PLx Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any PLx Products, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any PLx Products. PLx and the PLx Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(u)                                 Insurance.  Section 3.2(s) of the PLx Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all insurance policies owned by PLx or any PLx Subsidiary. All current insurance policies and contracts of PLx and the PLx Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of PLx nor any of the PLx Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of PLx, have any claims been denied under any current insurance policies, and, to the knowledge of PLx, no threat has been made to cancel any insurance policy or contract of PLx or any PLx Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(v)                                 Stockholder Approval.  The only vote of the stockholders of PLx required to adopt this Agreement and approve the Merger in accordance with applicable Law is the PLx Stockholder Approval. No other vote of the PLx Stockholders is required by Law, the governing documents of PLx or otherwise to adopt this Agreement and approve the Transaction.

(w)                               Fairness Opinion.  The PLx Board of Directors has received the PLx Fairness Opinion to the effect that, subject to the assumptions, limitations and qualifications set forth therein, as of the date of such opinion, the Equity Exchange Ratio was fair, from a financial point of view, to the PLx Stockholders.  A true, correct and complete copy of such written opinion will be provided by PLx to DPRX, solely for informational purposes, not later than two Business Dates after the date hereof.

(x)                                 Board of Directors Approval.  The PLx Board of Directors has determined that this Agreement, and the Merger are fair to PLx Stockholders and are in the best interests of PLx, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has resolved to recommend that PLx Stockholders vote in favor of the adoption of this Agreement.

(y)                                 Full Disclosure.  No representation or warranty of PLx contained in this Agreement, no statement of PLx contained in the PLx Disclosure Letter or in any certificate furnished to DPRX pursuant to any provision of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein true in any material respect.

(z)                                  Brokers and Finders.  Except as set forth in Section 3.2(z) of the PLx Disclosure Letter, neither PLx nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from PLx or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from PLx or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with PLx’s financial advisor in connection with the transactions contemplated hereby has been provided to DPRX or otherwise been made available and has not been subsequently amended, waived or supplemented.

(aa)                          No Other Representations and Warranties.  Except for the representations and warranties made by PLx in this Section 3.2, neither PLx nor any other Person makes any express or implied representation or warranty with respect to PLx or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and PLx hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by PLx in this Section 3.2, neither PLx nor any other Person makes or has made any representation or warranty to DPRX or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to PLx, any PLx Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to DPRX or any of its Representatives in the course of their due diligence investigation of PLx, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and neither PLx nor any other Person will have any liability to DPRX or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, PLx acknowledges and agrees that none of DPRX or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by DPRX in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding DPRX furnished or made available to PLx, or any of its Representatives.

(bb)                          Disclosure; PLx Information. The information relating to PLx or its Subsidiaries to be supplied by or on behalf of PLx for inclusion or incorporation by reference in the Joint Proxy Statement will not, on the date the Joint Proxy Statement is first mailed to PLx stockholders or at the time of the PLx Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by PLx with respect to the information that has been or will be supplied by DPRX or any of it Representatives for inclusion in the Joint Proxy Statement.

(cc)                            PLx Voting Agreements. To PLx’s knowledge, the PLx Specified Stockholders representing, as of the execution of this Agreement, not less than 35% of the outstanding PLx Shares have delivered to PLx true and complete and duly executed copies of the PLx Voting Agreements. As of the date hereof, to PLx’s knowledge, each PLx Voting Agreement is in full force and effect and, to the knowledge of PLx, represents a valid, binding and enforceable obligation of the PLx Specified Stockholders except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.3                               Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Merger Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE IV
COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1                               Covenants of DPRX.  Except as set forth in Section 4.1 of the DPRX Disclosure Letter, DPRX covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless PLx otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xxi) below, for which PLx’s consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)                                 the respective businesses of DPRX and its Subsidiaries will be conducted, their respective facilities will be maintained, and DPRX and its Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b)                                 DPRX and its Subsidiaries will comply in all material respects with the terms of all DPRX Material Contracts and DPRX will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)                                  DPRX will not, and will cause its Subsidiaries not to, directly or indirectly:

(i)                                     alter or amend its certificate of incorporation, bylaws or other governing documents except as may be required to effect the Transaction;

(ii)                                  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the DPRX Shares (whether in cash or property);

(iii)                               split, divide, consolidate, combine or reclassify the DPRX Shares or any other securities of DPRX;

(iv)                              issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any DPRX Shares or other securities of DPRX or its Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the DPRX Shares, other than the issuance of the DPRX Shares issuable pursuant to (A) the Merger; (B) the issuance of Replacement PLx Options as provided in Section 2.1(j) and (k); (C) the exercise of the DPRX Options or DPRX Warrants outstanding on the date hereof or (D) Section 4.1(c) of the DPRX Disclosure Letter;

(v)                                 (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants; or (B) except as contemplated by this Agreement or as required by applicable Law or the terms of any DPRX Plan in effect as of the date hereof (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any DPRX Plan; (iii) enter into, terminate or materially amend any DPRX Plan (or, except as provided in Section 2.1(j) and (k), any plan, program, agreement, or arrangement that would constitute a DPRX Plan if in effect on the date hereof) or make any loans to employees; (iv) terminate any person who is, or hire any person to be, employed by or a consultant of DPRX or any of its Subsidiaries other than the hiring or termination of employees or consultants with total annual compensation not in excess of $100,000 in the ordinary course of business consistent with past practice, and in the case of hiring of employees, is solely to replace employees or consultants who are reasonably essential to DPRX; and (v) loan or advance any money to any employee or individual independent contractor of DPRX or any of its Subsidiaries;

(vi)                              redeem, purchase or otherwise acquire any outstanding DPRX Shares or other securities convertible into or exchangeable or exercisable for DPRX Shares;

(vii)                           amend the terms of any securities of DPRX or any of its Subsidiaries;

(viii)                        adopt a plan of liquidation or resolution providing for the liquidation or dissolution of DPRX or any of its Subsidiaries;

(ix)                              reorganize, amalgamate or merge with any other Person other than pursuant to the Merger;

(x)                                 make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(xi)                              except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of DPRX (including the shares or other equity securities of any Subsidiary of DPRX) or of any of its Subsidiaries;

(xii)                           (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person other than pursuant to the Merger; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiii)                        (A) incur any indebtedness, other than trade payables in the ordinary course of business, (B) enter into any hedging, derivative or swap transaction or Contract, (C) issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (D) make any loans or advances;

(xiv)                       (A) pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the DPRX Financial Statements or in the ordinary course of business and consistent with past practice, or (B) voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $50,000 in the aggregate or in any case would entail any non-monetary damages;

(xv)                          settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xvi)                       enter into any material new line of business, enterprise or other activity;

(xvii)                    expend or commit to expend any amounts with respect to capital expenses in excess of $50,000;

(xviii)                 other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date hereof, be a DPRX Material Contract, or (y) materially modify, materially amend or terminate any DPRX Material Contract or waive, release or assign any material rights or claims thereunder;

(xix)                       make, change, revoke or rescind in any manner that is material and adverse to DPRX any election relating to Taxes, settle or compromise any Tax controversy, or make any material amendment with respect to any Return, change any method of Tax accounting or change in annual Tax accounting period, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or surrender any right to claim a material Tax refund;

(xx)                          make, or permit any of DPRX’s Subsidiaries to, make, any loan to any officer or director of DPRX or any of its Subsidiaries;

(xxi)                       negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association; or

(xxii)                    enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

(d)                                 DPRX will promptly notify PLx in writing of the occurrence of any event which would have a Material Adverse Effect with respect to DPRX.

Nothing in this Section 4.1 shall give PLx or any PLx Subsidiary the right to control, directly or indirectly, the operations or the business of DPRX or any of its Subsidiaries at any time prior to the Closing.

4.2                               Covenants of PLx.  PLx covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless DPRX otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the PLx Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a)                                 the respective businesses of PLx and its Subsidiaries will be conducted, their respective facilities will be maintained, and PLx and its Subsidiaries will continue to operate their respective businesses in the ordinary course of business;

(b)                                 PLx and its Subsidiaries will comply in all material respects with the terms of all PLx Material Contracts and PLx will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)                                  PLx will not and will not permit any of the PLx Subsidiaries to, directly or indirectly:

(i)                                     alter or amend its certificate of incorporation, bylaws or other governing documents except as may be required to effect the Transaction;

(ii)                                  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities (whether in cash or property) except (A) the payment of interest or other amounts as and when due pursuant to the terms of PLx Convertible Notes and (B) in the case of any of PLx’s wholly-owned Subsidiaries, for dividends payable to PLx or among wholly owned Subsidiaries of PLx;

(iii)                               split, divide, consolidate, combine or reclassify PLx Shares or any other securities of PLx;

(iv)                              issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any PLx Shares or other securities of PLx or its Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the PLx Shares, other than up to 405,000 PLx Shares issuable upon conversion of PLx Convertible Notes in accordance with their terms.

(v)                                 (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants; or (B) except as contemplated by this Agreement or as required by applicable Law or the terms of any PLx Plan in effect as of the date hereof (i)  grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any PLx Plan; (iii) enter into, terminate or materially amend any PLx Plan or make any loans to employees; (iv) grant any equity or equity-based awards; (v) terminate any person who is, or hire any person to be, employed by or a consultant of PLx or any of its Subsidiaries other than the hiring or termination of employees or consultants with total annual compensation not in excess of $100,000 in the ordinary course of business consistent with past practice, and in the case of hiring of employees, is solely to replace employees or consultants who are reasonably essential to PLx; and (vi) loan or advance any money to any employee or individual independent contractor of PLx or any of its Subsidiaries;

(vi)                              redeem, purchase or otherwise acquire any outstanding PLx Shares or other securities convertible into or exchangeable for PLx Shares, other than upon conversion of PLx Convertible Notes in accordance with their terms;

(vii)                           amend the terms of any securities of PLx or its Subsidiaries, other than amendments to the PLx Convertible Notes solely necessary to provide for their conversion in connection with the Merger;

(viii)                        adopt a plan of liquidation or resolution providing for the liquidation or dissolution of PLx or any of its Subsidiaries;

(ix)                              reorganize, amalgamate or merge with any other Person other than pursuant to the Merger;

(x)                                 make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

(xi)                              except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of PLx (including the shares or other equity securities of any Subsidiary of PLx) or of any of its Subsidiaries;

(xii)                           (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person other than pursuant to the Merger; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xiii)                        (A) incur any indebtedness, other than trade payables in the ordinary course of business, (B) enter into any hedging, derivative or swap transaction or Contract, (C) issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (D) make any loans or advances;

(xiv)                       (A) pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the PLx Financial Statements or in the ordinary course of business and consistent with past practice, or (B) voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $50,000 in the aggregate or in any case would entail any non-monetary damages;

(xv)                          settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

(xvi)                       enter into any material new line of business, enterprise or other activity;

(xvii)                    expend or commit to expend any amounts with respect to capital expenses in excess of $50,000;

(xviii)                 other than in the ordinary course of business, enter into any contract that would, if entered into prior to the date hereof, be a PLx Material Contract, or (y) materially modify, materially amend or terminate any PLx Material Contract or waive, release or assign any material rights or claims thereunder;

(xix)                       make, change, revoke or rescind in any manner that is material and adverse to PLx any election relating to Taxes, settle or compromise any Tax controversy, or make any material amendment with respect to any Return, change any method of Tax accounting or change in annual Tax accounting period, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or surrender any right to claim a material Tax refund;

(xx)                          make, or permit any of PLx’s Subsidiaries to, make, any loan to any officer or director of PLx or any of its Subsidiaries;

(xxi)                       expend or commit to expend any amounts for the preparation and filing of reports with the FDA or any other Regulatory Authority;

(xxii)                    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association; or

(xxiii)                 enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agreed or announce an intention to do any of the foregoing.

(d)                                 PLx will promptly notify DPRX in writing of the occurrence of any event which would have a Material Adverse Effect with respect to PLx.

ARTICLE V
ADDITIONAL COVENANTS

5.1                               Access to Information.  Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses.   Each party will keep such information confidential in accordance with the terms of the Non-Disclosure Agreement.

5.2                               Consents and Approvals.

(a)                                 Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the Transaction as promptly as practicable, including, as promptly as reasonably practicable, taking reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or reasonably necessary to consummate the Transaction.

(b)                                 Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the Transaction under the HSR Act, if applicable, and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transaction under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c)                                  Each of DPRX and PLx shall, other than in respect of routine correspondence and dealings with NASDAQ regarding the Transaction: (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the Transaction; (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the Transaction unless it reasonably consults with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) as promptly as practicable furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the Transaction, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns.

(d)                                 Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(e)                                  In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of DPRX and PLx agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all reasonable undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to use commercially reasonable efforts to avoid or eliminate any impediments under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement:  (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or the Transaction if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable (each of clauses (i) through (vi), a “Restraint”).

5.3                               Covenants of DPRX Regarding the Transaction.  Subject to the terms and conditions of this Agreement (including Section 5.2), DPRX will use commercially reasonable efforts to perform all obligations required to be performed by DPRX under this Agreement, reasonably cooperate with PLx in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)                                 subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the DPRX Board of Directors of the Transaction and the DPRX Recommendation;

(b)                                 using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against DPRX challenging or affecting this Agreement or the completion of the Transaction;

(c)                                  taking all necessary actions and causing AcquireCo to take all necessary actions to give effect to the Merger, including to provide the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.4                               Covenants of PLx Regarding the Transaction.  Subject to the terms and conditions of this Agreement (including Section 5.2), PLx shall and shall cause each of its Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by it under this Agreement, reasonably cooperate with DPRX in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

(a)                                 subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the PLx Board of Directors of the Transaction and the PLx Recommendation;

(b)                                 using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to PLx challenging or affecting this Agreement or the completion of the Transaction; and

(c)                                  taking all necessary actions to give effect to the Merger.

5.5                               Loan.                As an inducement for PLx to enter into this Agreement and effect the Merger, DPRX shall make available to PLx, on or before January 15, 2017, a loan in the amount of $2,000,000 (the “Loan Amount”), which DPRX shall fund upon three (3) Business Days’ prior written notice to DPRX (such notice to include the wire instructions to the PLx account into which the Loan Amount is to be funded), pursuant to a secured promissory note in substantially the form attached hereto as Exhibit E.  Prior to the making of any loan from DPRX to PLx, PLx shall deliver to DPRX a signed copy of the secured promissory note.  If PLx requests that DPRX loan to PLx the Loan Amount and PLx accepts such loan, PLx shall not, prior to the Closing, permit more than $500,000 of the Loan Amount to be used for purposes other than those mutually agreed between PLx and DPRX under such note.

5.6                               Indemnification and Insurance.

(a)                                 From the Merger Effective Time through the seventh (7th) anniversary of the date on which the Merger Effective Time occurs, each of DPRX and PLx shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a director or officer of DPRX or PLx (each such present or former director or officer (i) of PLx being referred to as an “PLx Indemnified Party”, and (ii) of DPRX being herein referred to as a “DPRX Indemnified Party” and each PLx Indemnified Party and DPRX Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of DPRX or PLx, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent permitted under Delaware Law for directors or officers of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of DPRX and PLx, jointly and severally, upon receipt by DPRX or PLx from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)                                 Each of DPRX, PLx and PLx’s Subsidiaries agree that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of DPRX, PLx or of any of their respective Subsidiaries as provided in the governing documents of DPRX, PLx or any of their respective Subsidiaries or any Contract by which DPRX, PLx or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Transaction and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period currently contemplated therein.

(c)                                  DPRX, PLx and their respective Subsidiaries will maintain in effect without any reduction in scope or coverage for seven years from the Closing Date customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by DPRX, PLx and their respective Subsidiaries, which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that each of DPRX and PLx may, prior to the Closing Date, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by DPRX or PLx, as applicable, but providing coverage for a period of seven years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall either DPRX, PLx or their respective Subsidiaries spend premiums for any of the insurance referenced in this Section 5.6(b) to the extent it would exceed 300% of the relevant party’s current annual premium for directors’ and officers’ liability insurance, as applicable.

(d)                                 The covenants contained in this Section 5.6 are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on DPRX and its successors and assigns. DPRX will act as agent and trustee for the DPRX Indemnified Parties not a party to this Agreement for the covenants of PLx and DPRX under this Section 5.6, and DPRX agrees to accept such appointment and to hold and enforce the obligations and covenants on behalf of each such person. PLx will act as agent and trustee for PLx Indemnified Parties not a party to this Agreement for the covenants of DPRX under this Section 5.6, and PLx agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

(e)                                  In the event DPRX or PLx or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of DPRX or PLx, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7                               Rule 16b-3 Actions.  Prior to the Closing, DPRX and PLx shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisitions of DPRX Shares (including derivative securities with respect to DPRX Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DPRX to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8                               Stock Exchange Listing. DPRX shall use commercially reasonable efforts to cause the DPRX Shares (i) issued as Merger Consideration, and (ii) issuable on exercise of Replacement PLx Options to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.  PLx shall provide the information required for an initial listing application pursuant to NASDAQ Rule 5110 and shall fully cooperate and participate in preparing such application and obtaining such listing, including, without limitation, the payment of the costs thereof. If reasonably determined by PLx to be in the best interests of the Surviving Corporation and its stockholders, DPRX agrees to cooperate and participate in seeking to effect the Reverse Stock Split, including the preparation of an additional DPRX Charter Amendment seeking to effect such Reverse Stock Split and inclusion of same for approval in the Joint Proxy Statement.

5.9                               Takeover Statutes.  If any anti-takeover statute or similar statute or regulation is or may become applicable to the Transaction, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transaction.

5.10                        Board of Directors and Officers.  DPRX and PLx shall take all actions necessary so that, as of the Merger Effective Time, the board of directors of DPRX shall consist of six individuals designated by PLx prior to Closing and one individual designated by DPRX and acceptable to PLx prior to Closing, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal; provided, however, the Parties acknowledge that so long as DPRX remains a public reporting company, the board of directors of DPRX will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the designees by PLx and DPRX hereunder will allow DPRX to comply with such applicable Law. At and immediately after the Merger Effective Time, the officers of DPRX as the remaining public company shall be specified in Schedule 5.10.

5.11                        Lock-up Agreements.  On or prior to the initial filing date of the Joint Proxy Statement, each of DPRX and PLx shall take all actions necessary to deliver the DPRX Lock-up Agreements and the PLx Lock-up Agreements, as applicable.

ARTICLE VI
ACQUISITION PROPOSALS

6.1                               DPRX Non-Solicitation.

(a)                                 Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, DPRX shall not, and DPRX shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)                                     initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a DPRX Acquisition Proposal or potential DPRX Acquisition Proposal;

(ii)                                  participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than PLx and its Affiliates) to make or complete a DPRX Acquisition Proposal;

(iii)                               effect any DPRX Change of Recommendation; or

(iv)                              accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any DPRX Acquisition Proposal (a “DPRX Acquisition Agreement”).

(b)                                 Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and prior to the approval of the DPRX Stockholder Resolution at the DPRX Meeting, DPRX or any of its Subsidiaries, or any of its or their respective Representatives, receives a written DPRX Acquisition Proposal (including, an amendment, change or modification to a DPRX Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.1, DPRX and its Representatives may:

(i)                                     contact the Person making such DPRX Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such DPRX Acquisition Proposal and the likelihood of its consummation so as to determine whether such DPRX Acquisition Proposal is, or could reasonably be expected to lead to, a DPRX Superior Proposal; and

(ii)                                  if the DPRX Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such DPRX Acquisition Proposal is, or could reasonably be expected to lead to, a DPRX Superior Proposal:

(A)                               furnish information with respect to DPRX and its Subsidiaries to the Person making such DPRX Acquisition Proposal and its Representatives, provided that (i) DPRX first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to DPRX than the Non-Disclosure Agreement, and sends a copy of such agreement to PLx promptly following its execution for informational purposes only and (ii) DPRX contemporaneously provides to PLx any non-public information concerning DPRX and its Subsidiaries that is provided to such Person which was not previously provided to PLx or its Representatives; and

(B)                               engage in discussions and negotiations with respect to a DPRX Acquisition Proposal with the Person making such DPRX Acquisition Proposal and its Representatives.

6.2                               DPRX Superior Proposal or Intervening Event.  Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, DPRX may, at any time after the date of this Agreement and prior to the approval of the DPRX Stockholder Resolution at the DPRX Meeting, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of a DPRX Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.1(b)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.2(a)) or (y) effect a DPRX Change of Recommendation with respect to any DPRX Acquisition Proposal, if:

(a)                                 such DPRX Acquisition Proposal did not result from a breach of Section 6.1 and DPRX has complied with the other terms of this Section 6.2;

(b)                                 the DPRX Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that a DPRX Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws either based upon (1) an Intervening Event or (2) receipt of a DPRX Acquisition Proposal that the DPRX Board of Directors determines in good faith constitutes a DPRX Superior Proposal.

6.3                               Securities Law Compliance.  Nothing in this Article 6 shall prohibit DPRX from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a DPRX Acquisition Proposal, respectively, or from the Board of Directors of DPRX making any disclosure to the DPRX Stockholders if, in the good faith judgment of the Board of Directors of

DPRX, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

6.4                               PLx Non-Solicitation.

(a)                                 Until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, PLx shall not, and PLx shall cause its Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)                                     initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a PLx Acquisition Proposal or potential PLx Acquisition Proposal;

(ii)                                  participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than DPRX and its Affiliates) to make or complete a PLx Acquisition Proposal; or

(iii)                               accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any PLx Acquisition Proposal.

ARTICLE VII
TERMINATION

7.1                               Termination.

(a)                                 This Agreement may be terminated at any time prior to the Closing by mutual written consent of DPRX and PLx duly authorized by the Boards of Directors of DPRX and PLx.

(b)                                 This Agreement may be terminated by either DPRX or PLx at any time prior to the Closing:

(i)                                     if the Closing does not occur on or before the Outside Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date; provided, further, however, that, in the event that the Joint Proxy Statement is still being reviewed or commented on by the SEC after March 15, 2017, either Party shall be entitled to extend the Outside Date by an additional sixty (60) days;

(ii)                                  if the DPRX Stockholder Resolution (other than the Reverse Stock Split) is not adopted by the DPRX Stockholders in accordance with applicable Laws at the DPRX Meeting or any adjournment or postponement thereof;

(iii)                               if the PLx Stockholder Approval is not obtained at the PLx Meeting or any adjournment or postponement thereof; or

(iv)                              there shall be passed any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

(c)                                  This Agreement may be terminated by PLx at any time prior to the Closing if:

(i)                                     DPRX shall have effected a DPRX Change of Recommendation;

(ii)                                  DPRX materially breaches any of the provisions of Section 6.1 or Section 6.2; or

(iii)                               DPRX breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(c)(i) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time.

(d)                                 This Agreement may be terminated by DPRX at any time prior to the Closing if:

(i)                                     DPRX concurrently enters into a DPRX Acquisition Agreement that constitutes a DPRX Superior Proposal;

(ii)                                  PLx materially breaches any of the provisions of Section 6.4; or

(iii)                               PLx breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within 30 days following written notice of such breach or by its nature or timing cannot be cured within that time.

7.2                               Termination Fee Events.

(a)                                 If a DPRX Termination Fee Event occurs, DPRX shall pay to PLx a termination fee of $700,000 (the “DPRX Termination Fee”) by wire transfer in immediately available funds to an account specified by PLx. The DPRX Termination Fee shall be payable at the time specified in Section 7.2(b).

(b)                                 “DPRX Termination Fee Event” means:

(i)                                     the termination of this Agreement by DPRX pursuant to Section 7.1(d)(i);

(ii)                                  the termination of this Agreement by PLx pursuant to Section 7.1(c)(i); or

(iii)                               the termination of this Agreement by either DPRX or PLx pursuant to Section 7.1(b)(ii) or by PLx pursuant to Section 7.1(c)(ii), if, in any of the foregoing cases: (x) prior to such termination, a DPRX Acquisition Proposal shall have been publicly announced or made to DPRX or the DPRX Stockholders and has not been publicly withdrawn prior to the DPRX Meeting and (y) within twelve months following such termination, DPRX or one or more of DPRX’s Subsidiaries shall have consummated any transaction in respect of such DPRX Acquisition Proposal, in which case the DPRX Termination Fee shall be paid by DPRX on the date of consummation of such transaction.

(c)                                  If a PLx Termination Fee Event occurs, PLx shall pay to DPRX a termination fee of $500,000 (the “PLx Termination Fee”) by wire transfer in immediately available funds to an account specified by DPRX. The PLx Termination Fee shall be payable at the time specified in Section 7.2(d).

(d)                                 “PLx Termination Fee Event” means the termination of this Agreement by either DPRX or PLx pursuant to Section 7.1(b)(iii).

(e)                                  Each Party acknowledges that the PLx Termination Fee and DPRX Termination Fee set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which PLx or DPRX, as the case may be, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Each of DPRX and PLx irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of the Parties in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1                               Mutual Conditions Precedent.  The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by PLx and DPRX, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by PLx and DPRX at any time:

(a)                                 the DPRX Stockholder Approval (other than the stockholder approval of the Reverse Stock Split) shall have been obtained at the DPRX Meeting in accordance with applicable Laws;

(b)                                 the PLx Stockholder Approval shall have been obtained at the PLx Meeting in accordance with applicable Laws;

(c)                                  the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

(d)                                 the DPRX Shares (i) to be issued as Merger Consideration, and (ii) issuable on exercise of Replacement PLx Options shall have been approved for listing on NASDAQ, subject only to official notice of issuance;

(e)                                  no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on DPRX’s ownership of PLx or any Subsidiary of PLx or any requirement that PLx, AcquireCo or DPRX or any of their respective Subsidiaries agree to or implement any Restraint;

(f)                                   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal; and

(g)                                  There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from DPRX, AcquireCo or PLx any damages or other relief that may be material to DPRX or PLx; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of DPRX.

8.2                               Additional Conditions Precedent to the Obligations of DPRX.  The obligation of DPRX to complete the Merger shall be subject to the satisfaction, or waiver by DPRX, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of DPRX and which may be waived by DPRX at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that DPRX may have:

(a)                                 PLx shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)                                 (i) the representations and warranties of PLx in Sections 3.2(a), 3.2(b), 3.2(t), 3.2(v) and 3.2(x) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); (ii) the representations and warranties of PLx in Section 3.2(e) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on such date; and (iii) the representations and warranties of PLx set forth in Section 3.2 (other than those referenced in clauses (i) and (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PLx;

(c)                                  since the date of this Agreement, no Material Adverse Effect with respect to PLx shall have occurred;

(d)                                 DPRX shall have received a certificate of PLx signed by a senior officer of PLx for and on behalf of PLx and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(e)                                  The holders of no more than five percent (5%) of the PLx Shares on an as-converted to PLx Shares basis will have demanded, and not lost or withdrawn, or will be eligible to demand, appraisal rights;

(f)                                   [Reserved];

(g)                                  [Reserved]; and

(h)                                 DPRX shall have received a certificate of PLx signed by a senior officer of PLx for and on behalf of PLx and dated the Closing Date (i) identifying all closing or transactional costs of PLx in connection with the Transaction, including amounts payable to financial advisors (including investment banks), attorneys, accountants or proxy solicitors, and (ii) certifying as to which of such amounts remain payable as of the Closing.

8.3                               Additional Conditions Precedent to the Obligations of PLx.  The obligation of PLx to complete the Merger shall be subject to the satisfaction, or waiver by PLx, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of PLx and which may be waived by PLx at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that PLx may have:

(a)                                 DPRX Closing Cash at Closing shall be at least $12,000,000;

(b)                                 DPRX shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(c)                                  (i) the representations and warranties of DPRX set forth in Sections 3.1(a), 3.1(b), 3.1(e) 3.1(w), 3.1(aa) and 3.1(bb) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of DPRX set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to DPRX;

(d)                                 since the date of this Agreement, no Material Adverse Effect with respect to DPRX shall have occurred; and

(e)                                  DPRX shall have made the Loan Amount available to PLx in accordance with Section 5.5.

(f)                                   PLx shall have received a certificate of DPRX signed by the Chairman of the Board or a senior officer of DPRX for and on behalf of DPRX and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

8.4                               Notice and Cure Provisions.  Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Merger Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)                                 cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Merger Effective Time such that the conditions set forth in Section 8.2(b) or Section 8.3(c) would fail to be satisfied; or

(b)                                 result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Merger Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(b) would fail to be satisfied.

ARTICLE IX
GENERAL

9.1                               Notices.  Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, registered, certified or first class mail or by electronic transmission, addressed to the recipient as follows:

(a)	if to PLx:

PLx Pharma Inc.
8285 El Rio Street, Ste. 130
Houston, TX 77054

Attention: President and Chief Executive Officer
E-mail: ngiordano@plxpharma.com

with a copy (which will not constitute notice) to:

Jackson Walker L.L.P.
2323 Ross Ave, Ste. 600
Dallas, TX 75202
Attention: Michael Laussade
E-mail: mlaussade@jw.com

(b)	if to DPRX:

Dipexium Pharmaceuticals, Inc.
14 Wall Street, Suite 3D
New York, New York 10005
Attention: President and Chief Executive Officer
E-mail: davidluci@dipexium.com

with a copy (which will not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Ivan K. Blumenthal, Esq.
E-mail: ikblumenthal@mintz.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof, if given by registered, certified or first class mail, the third (3rd) Business Day after being sent and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2                               Expenses.  Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between PLx and DPRX, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred.

9.3                               No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4                               Benefit of Agreement.  Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5                               Public Announcements.

(a)                                 PLx and DPRX shall jointly publicly announce the Transaction promptly following the execution of this Agreement, the text and timing of such announcement to be mutually agreed by the Parties in advance, acting reasonably.

(b)                                 No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  DPRX and AcquireCo shall not make any filing with any Governmental Authority with respect to the Transaction without prior consultation with PLx, and PLx shall not make any filing with any Governmental Authority with respect to the Transaction without prior consultation with DPRX.

The provisions of Section 9.5(b) and 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither DPRX nor PLx shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any DPRX Acquisition Proposal or DPRX Change of Recommendation.

9.6                               Governing Law; Attornment; Service of Process; Waiver of Jury.

(a)                                 This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c)                                  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7                               Entire Agreement.  This Agreement, together with the Non-Disclosure Agreement and the Voting Agreements, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8                               Third Party Beneficiaries.  Except as provided in Sections 5.1, 5.6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9                               Amendment.  This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the DPRX Stockholders or PLx Stockholders.

9.10                        Waiver and Modifications.  Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11                        Severability.  Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12                        Further Assurances.  Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13                        Injunctive Relief.  The Parties agree that irreparable harm may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages may not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14                        Counterparts.  This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

PLX PHARMA INC.

By:	/s/ Natasha Giordano

Name:	Natasha Giordano

Title:	Chief Executive Officer

DIPEXIUM PHARMACEUTICALS, INC.

By:	/s/ David P. Luci

Name:	David P. Luci

Title:	President & CEO

DIPEXIUM ACQUISITION CORP.

By:	/s/ David P. Luci

Name:	David P. Luci

Title:	President